EXHIBIT 99.2

INDEX TO FINANCIAL STATEMENTS

WELLPOINT HEALTH NETWORKS INC.

Report of Independent Auditors

To the Stockholders and Board of Directors

of WellPoint Health Networks Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements and consolidated statements of changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of WellPoint Health Networks Inc. and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 7 to the Consolidated Financial Statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Accordingly, the Company ceased amortizing goodwill and indefinite lived intangible assets as of January 1, 2002. Additionally, as discussed in Note 2 to the Consolidated Financial Statements, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Accordingly, the Company reclassified an extraordinary loss related to the extinguishment of debt to interest expense for the year ended December 31, 2002.

PricewaterhouseCoopers LLP

Los Angeles, California

January 27, 2004

WellPoint Health Networks Inc.

Consolidated Balance Sheets

	December 31, 2003	December 31, 2002
	(In thousands, except share data)
ASSETS
Current Assets:
Cash and cash equivalents	$1,426,857	$1,355,616
Investments—available-for-sale, at fair value	7,244,445	5,282,887
Receivables, net	1,356,107	1,223,232
Deferred tax assets, net	355,110	310,245
Other current assets	258,588	208,711

Total Current Assets	10,641,107	8,380,691
Property and equipment, net	441,936	346,351
Intangible assets, net	950,954	737,461
Goodwill, net	2,321,208	1,691,771
Long-term investments, at market value	161,784	134,274
Other non-current assets	271,689	180,083

Total Assets	$14,788,678	$11,470,631

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Medical claims payable	$2,747,074	$2,422,331
Reserves for future policy benefits	129,135	68,907
Unearned premiums	629,831	495,508
Accounts payable and accrued expenses	1,411,391	1,144,662
Experience rated and other refunds	267,382	251,743
Income taxes payable	241,979	140,881
Security trades pending payable	27,456	428,851
Security lending payable	914,173	197,453
Other current liabilities	712,273	601,513

Total Current Liabilities	7,080,694	5,751,849
Accrued postretirement benefits	152,738	123,042
Reserves for future policy benefits, non-current	288,197	214,328
Long-term debt	1,238,267	1,011,578
Deferred tax liabilities, net	370,737	187,020
Other non-current liabilities	228,096	206,117

Total Liabilities	9,358,729	7,493,934
Stockholders’ Equity:
Preferred Stock—$0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common Stock—$0.01 par value, 300,000,000 shares authorized, 157,006,322 and 149,748,101 issued at December 31, 2003 and 2002, respectively	1,570	1,497
Treasury stock, at cost, 4,248,172 and 2,697,958 shares at December 31, 2003 and 2002, respectively	(298,049)	(173,842)
Additional paid-in capital	2,348,506	1,812,004
Retained earnings	3,250,483	2,315,254
Accumulated other comprehensive income	127,439	21,784

Total Stockholders’ Equity	5,429,949	3,976,697

Total Liabilities and Stockholders’ Equity	$14,788,678	$11,470,631

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Income Statements

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except earnings per share)
Revenues:
Premium revenue	$19,156,711	$16,206,161	$11,577,170
Management services and other revenue	944,786	818,375	609,693
Investment income	258,194	314,004	241,784

	20,359,691	17,338,540	12,428,647
Operating Expenses:
Health care services and other benefits	15,428,763	13,211,090	9,436,264
Selling expense	807,675	681,802	502,571
General and administrative expense	2,477,692	2,166,744	1,666,587

	18,714,130	16,059,636	11,605,422

Operating Income	1,645,561	1,278,904	823,225
Interest expense	50,632	66,752	49,929
Other expense, net	36,119	55,086	74,714

Income before Provision for Income Taxes and Extraordinary Item	1,558,810	1,157,066	698,582
Provision for income taxes	623,581	462,937	283,836

Income before Extraordinary Item	935,229	694,129	414,746
Extraordinary Item:
Gain from negative goodwill on acquisition	—	8,950	—

Net Income	$935,229	$703,079	$414,746

Earnings Per Share(A):
Income before Extraordinary Item	$6.34	$4.81	$3.27
Extraordinary gain from negative goodwill on acquisition	—	0.06	—

Net Income	$6.34	$4.87	$3.27

Earnings Per Share Assuming Full Dilution(A):
Income before Extraordinary Item	$6.16	$4.61	$3.15
Extraordinary gain from negative goodwill on acquisition	—	0.06	—

Net Income	$6.16	$4.67	$3.15

(A)	Per share data for the year ended December 31, 2001 has been adjusted to reflect the two-for-one stock split in the form of a 100% stock dividend that occurred on March 15, 2002.

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Statement of Changes in Stockholders’ Equity

		Common Stock
		Issued		In Treasury		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income
	Preferred Stock	Shares	Amount	Shares	Amount				Total
	(In thousands)
Balance as of January 1, 2001	$—	71,391	$714	8,566	$(536,524)	$983,028	$1,145,464	$51,735	$1,644,417
Stock grants to employees and directors				(14)	886				886
Stock issued for employee stock option plans and stock purchase plans				(1,153)	77,266	19,165			96,431
Stock repurchased, at cost				75	(7,433)				(7,433)
Net losses from treasury stock reissued							(11,269)		(11,269)
Comprehensive income (loss)
Net income							414,746		414,746
Other comprehensive income, net of tax
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								17,569	17,569
Foreign currency adjustments, net of tax								(262)	(262)
Minimum pension liability adjustment, net of tax								(22,506)	(22,506)

Total comprehensive income (loss)							414,746	(5,199)	409,547

Balance as of December 31, 2001	$—	71,391	$714	7,474	$(465,805)	$1,002,193	$1,548,941	$46,536	$2,132,579
Stock grants to employees and directors				(78)	4,944				4,944
Stock issued for employee stock option plans and stock purchase plans				(3,787)	232,384	67,617			300,001
Stock repurchased, at cost				4,625	(304,342)				(304,342)
Proceeds from sale of put options						3,135			3,135
Stock and stock options issued in connection with acquisition of RightCHOICE Managed Care, Inc.		2,718	27	(5,536)	358,977	687,105	62,979		1,109,088
100% stock dividend on March 15, 2002		72,921	729			(729)			—
Stock issued under Zero Coupon Convertible Subordinated Debentures redemption call		2,718	27			140,058			140,085
Net losses from treasury stock reissued						(87,375)	255		(87,120)
Comprehensive income (loss)
Net income							703,079		703,079
Other comprehensive income, net of tax Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								8,766	8,766
Minimum pension liability adjustment, net of tax								(33,518)	(33,518)

Total comprehensive income (loss)							703,079	(24,752)	678,327

Balance as of December 31, 2002	$—	149,748	$1,497	2,698	$(173,842)	$1,812,004	$2,315,254	$21,784	$3,976,697
Stock grants to employees and directors				(492)	31,890				31,890
Stock issued for employee stock option plans and stock purchase plans				(4,006)	275,452	74,944			350,396
Stock repurchased, at cost				3,912	(268,565)				(268,565)
Net losses from treasury stock reissued						(142,737)			(142,737)
Stock and stock options issued in connection with acquisition of Cobalt Corporation		7,258	73			604,295			604,368
Stock held by subsidiaries				2,136	(162,984)				(162,984)
Comprehensive income (loss)
Net income							935,229		935,229
Other comprehensive income, net of tax
Treasury stock owned by subsidiary								(5,604)	(5,604)
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								100,589	100,589
Minimum pension liability adjustment, net of tax								10,670	10,670

Total comprehensive income							935,229	105,655	1,040,884

Balance as of December 31, 2003	$—	157,006	$1,570	4,248	$(298,049)	$2,348,506	$3,250,483	$127,439	$5,429,949

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Statements of Cash Flows

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Cash flows from operating activities:
Income before extraordinary item	$935,229	$694,129	$414,746
Adjustments to reconcile income before extraordinary item to net cash provided by operating activities:
Depreciation and amortization, net of accretion	174,075	115,014	110,157
(Gain) loss on sales of assets, net	(7,314)	(44,592)	13,283
(Benefit) provision for deferred income taxes	(63,260)	(33,240)	15,915
Amortization of deferred gain on sale of building	(130)	(4,057)	(4,426)
Accretion of interest on Zero Coupon Convertible Subordinated Debentures, 6 3/8% Notes due 2012 and 6 3/8% Notes due 2006	285	9,081	3,128
(Increase) decrease in certain assets, net of effect of businesses acquired:
Receivables, net	(172,167)	(53,294)	18,365
Other current assets	(33,983)	(105,735)	(20,892)
Other non-current assets	(15,105)	(33,607)	(9,126)
Increase (decrease) in certain liabilities, net of effect of businesses acquired:
Medical claims payable	138,217	312,352	109,676
Reserves for future policy benefits	25,645	(3,914)	(48,307)
Unearned premiums	25,617	75,364	66,812
Accounts payable and accrued expenses	190,569	258,716	94,663
Experience rated and other refunds	13,958	(3,827)	2,315
Income taxes payable	137,923	95,375	(32,256)
Other current liabilities	91,356	103,028	81,199
Accrued postretirement benefits	7,042	8,114	3,047
Other non-current liabilities	16,132	12,111	(12,135)

Net cash provided by operating activities	1,464,089	1,401,018	806,164

Cash flows from investing activities:
Investments purchased	(10,659,025)	(6,501,314)	(4,914,118)
Proceeds from investments sold	8,853,554	5,576,358	4,628,088
Proceeds from investments matured	141,944	62,188	74,972
Property and equipment purchased	(153,459)	(101,513)	(92,937)
Proceeds from property and equipment sold	6,795	6,789	8,481
Acquisition of new businesses, net of cash acquired	(425,691)	(349,011)	(561,652)

Net cash used in investing activities	(2,235,882)	(1,306,503)	(857,166)

Cash flows from financing activities:
Net repayment of long-term debt under the revolving credit facility	—	(235,000)	(15,000)
Net borrowing of commercial paper	230,074	199,759	—
Net borrowing of long-term debt under 6 3/8% Notes due 2006	—	—	448,974
Net borrowing of long-term debt under 6 3/8% Notes due 2012	—	348,905	—
Cash paid on redemption of Zero Coupon Convertible Subordinated Debentures	—	(18,967)	—
Change in advances on securities lending deposits	716,720	86,635	—
Proceeds from issuance of Common Stock	164,805	152,500	86,048
Proceeds from sale of put options	—	3,135	—
Common Stock repurchased	(268,565)	(304,342)	(7,433)

Net cash provided by financing activities	843,034	232,625	512,589

Net increase in cash and cash equivalents	71,241	327,140	461,587
Cash and cash equivalents at beginning of year	1,355,616	1,028,476	566,889

Cash and cash equivalents at end of year	$1,426,857	$1,355,616	$1,028,476

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

1.	ORGANIZATION

WellPoint Health Networks Inc. (the “Company” or “WellPoint”) is one of the nation’s largest publicly traded managed health care companies. As of December 31, 2003, WellPoint had approximately 15.0 million medical members (including approximately 1.0 million BlueCard “host” members) and approximately 45.6 million specialty members. Through its subsidiaries, the Company offers a broad spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets. The Company’s managed care plans include preferred provider organizations (“PPOs”), health maintenance organizations (“HMOs”), point-of-service (“POS”) plans, other hybrid plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial services, network access, medical management and claims processing. The Company also provides a broad array of specialty and other products and services including pharmacy benefits management, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. With its recent acquisition of Cobalt Corporation, the Company now also offers workers’ compensation insurance products and is currently the largest Medicare Part A fiscal intermediary in the nation, processing claims for providers in all 50 states. The Company markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia, in various parts of Missouri (including the greater St. Louis area) primarily under the name Blue Cross Blue Shield of Missouri, in Wisconsin primarily under the names Blue Cross Blue Shield of Wisconsin and CompcareBlue and in various parts of the country under the names UNICARE and HealthLink. These products are marketed by the Company’s various operating subsidiaries throughout the United States. The Company’s customer base is diversified, with extensive membership among large and small employer groups and individuals and in the Medicare and Medicaid markets.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As a managed health care organization, the Company prepares its financial statements in accordance with the AICPA Audit and Accounting Guide for Health Care Organizations. The following is a summary of significant accounting policies used in the preparation of the accompanying consolidated financial statements. Such policies are in accordance with accounting principles generally accepted in the United States and have been consistently applied. The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for each reporting period. The significant estimates made in the preparation of the Company’s consolidated financial statements relate to the assessment of the carrying value of investments, goodwill and intangible assets, medical claims payable and reserves for future policy benefits. While the Company believes that the carrying value of such assets and liabilities is adequate as of December 31, 2003 and 2002, actual results could differ from the estimates upon which the carrying values were based.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

Cash Equivalents

The Company considers cash equivalents to include highly liquid debt instruments purchased with an original remaining maturity of three months or less.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash equivalents, bonds and interest rate swap agreements. The Company invests its excess cash primarily in commercial paper and money market funds. Although a majority of the cash accounts exceed the federally insured deposit amount, management does not anticipate nonperformance by financial institutions and reviews the financial viability of these institutions on a periodic basis. The Company attempts to limit its risk in investment securities by maintaining a diversified portfolio. The components of investment securities are shown in Note 4.

Investments

Investment securities consist primarily of U.S. Treasury and agency securities, mortgage-backed securities, investment grade and non-investment grade corporate bonds, equity securities and venture capital. The Company has determined that its investment securities are available for use in current operations and, accordingly, has classified such investment securities as current assets without regard to contractual maturity dates.

Long-term investments consist primarily of restricted assets, certain equities and other investments. Restricted assets, at market value, included in long-term investments at December 31, 2003 and 2002 were $116.0 million and $104.0 million, respectively, and consisted primarily of investments on deposit with the California Department of Managed Health Care (“DMHC”). These deposits consisted primarily of U.S. Treasury and agency securities. Due to their restricted nature, such investments are classified as long-term without regard to contractual maturity dates.

The Company has determined that its debt and equity securities are available-for-sale. Debt and equity securities are carried at estimated fair value based on quoted market prices for the same or similar instruments. Unrealized gains and losses are included in other comprehensive income, net of applicable deferred income taxes. Realized gains and losses on the disposition of investments are included in investment income. The first in-first out method is used in determining the cost of debt and equity securities sold.

The Company evaluates all of its investments based on current market prices and economic conditions, declining market valuation and financial condition of the issuer. Investments that have declines in fair value below cost, which are judged to be other-than-temporary, are written down to estimated fair value. For the years ended December 31, 2003, 2002 and 2001, the Company recorded write-downs of approximately $31.2 million, $41.9 million and $21.1 million, respectively, related to these declines.

The Company participates in securities lending programs whereby marketable securities in the Company’s portfolio are transferred to an independent broker or dealer in exchange for collateral initially equal to at least 102% of the market value of securities on loan. The broker or dealer is required to deliver additional collateral if the market value of the collateral initially delivered falls below 100% of the market value of securities on loan.

Hedging Activities

In June 1998, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133, as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133-an amendment of FASB Statement No. 133” and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities-an amendment of FASB Statement No. 133,” establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The SFAS No. 133 was adopted in the first quarter of 2001.

The adoption of SFAS No. 133 on January 1, 2001, resulted in a pre-tax increase to other income of $0.1 million and an after-tax decrease to other comprehensive income of $4.2 million.

The Company uses derivative instruments, specifically interest rate swap agreements, to hedge exposures to changes in interest rates. The principal objective of such contracts is to minimize the risks and/or costs associated with financing and investing activities. The Company manages exposure to market risk associated with interest rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The Company does not use derivative financial instruments for speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counterparties.

Interest rate swap agreements are contracts to exchange fixed interest rate payments for variable interest rate payments or to exchange variable interest rate payments for fixed interest rate payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of the interest rate swap agreements are used to measure interest to be paid. For interest rate instruments that effectively hedge interest rate exposures, the net cash amounts paid on the agreements are accrued and recognized as an adjustment to interest expense. If an agreement no longer qualifies as a hedge instrument, then it is marked to market and carried on the balance sheet at fair value. The change in fair value of these instruments is included in investment income. (See Note 12 for further discussion of the Company’s Hedging Activities.)

The Company has used derivative instruments, in particular, forward exchange contracts, to mitigate foreign currency risk associated with its foreign currency denominated investment portfolio. Forward exchange contracts are used to hedge the foreign currency risk between trade date and settlement date of foreign currency investment transactions. Gains and losses from such instruments are recognized in the Company’s income statement at the settlement date.

Forward exchange contracts have also been used to hedge asset positions in foreign currency denominated securities. The unrealized gains and losses, net of deferred taxes, from such forward contracts and related hedging investments are reflected in other comprehensive income at the balance sheet dates. As of December 31, 2001, the Company no longer invested in foreign currency denominated securities.

Premiums Receivable

Premiums receivable are shown net of an allowance based on historical collection trends and management’s judgment on the collectibility of these accounts. These collection trends, as well as prevailing and anticipated economic conditions, are routinely monitored by management and any adjustments required are reflected in current operations.

Property and Equipment, Net

Property and equipment are stated at cost, net of depreciation, and are depreciated on the straight-line method over the estimated useful lives of the assets. Leasehold improvements are stated net of amortization and are amortized over a period not exceeding the term of the lease. Upon disposal of property and equipment, the cost of the asset and the related accumulated depreciation are removed from the accounts while the resulting gain or loss is reflected in current operations.

Certain costs related to the development or purchase of internal-use software are capitalized in accordance with AICPA Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Internal computer software costs that are incurred in the preliminary project stage are expensed as incurred. Direct consulting costs, payroll and payroll related cost for employees, incurred during the development stage, who are directly associated with each project are capitalized and amortized over a five-year period when placed into production.

Intangible Assets and Goodwill, Net

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The provisions of SFAS No. 141 also apply to all business combinations consummated after June 30, 2001. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and other intangible assets with indefinite useful lives. Rather, these assets are subject to impairment tests at least annually. Intangible assets with definite useful lives are being amortized using a straight-line basis or the timing of related cash flows over periods ranging from 1.5 to 25 years. An intangible asset subject to amortization must be reviewed for impairment on an annual basis pursuant to Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (See Note 7 for further discussion of the Company’s intangible assets and goodwill.)

The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill and other intangible assets with indefinite useful lives. In accordance with SFAS No. 142, the Company completed the transitional evaluation of its goodwill and other intangible assets at January 1, 2002 and the annual evaluation at December 31, 2003 and 2002 and determined that there was no impairment loss.

Medical Claims Payable

Medical claims payable include claims in process as well as provisions for the estimate of incurred but not reported claims and provisions for disputed claims obligations. Such estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. In developing its best estimate of medical claims payable, the Company consistently applies the principles and assumptions listed above from year to year, while also giving due consideration to the potential variability of these factors. Because medical claims payable includes various actuarially developed estimates, the Company’s actual health care services expense may be more or less than the Company’s previously developed estimates. Claim processing expenses are also accrued based on an estimate of expenses necessary to process such claims. Such reserves are continually monitored and reviewed, with any adjustments reflected in current operations. (See Note 8 for further discussion of the Company’s medical claims payable.)

Capitation costs represent monthly fees paid one month in advance to physicians, certain other medical service providers and hospitals in the Company’s HMO networks as retainers for providing continuing medical care. The Company maintains various programs that provide incentives to physicians, certain other medical service providers and hospitals participating in its HMO networks through the use of risk-sharing agreements and other programs. Payments under such agreements are made based on the providers’ performance in managing health care costs while providing quality health care. Expenses related to these programs, which are based in part on estimates, are recorded in the period in which the related services are rendered. Management believes that its reserves for medical claims payable are adequate to satisfy its ultimate claim liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements of the Company.

The Company’s future results of operations will depend in part on its ability to predict and manage health care costs through underwriting criteria, medical management, product design and negotiation of favorable provider and hospital contracts. The Company’s ability to contain such costs may be adversely affected by changes in utilization rates, demographic characteristics, the regulatory environment, health care practices, inflation, new technologies, clusters of high-cost cases, continued consolidation of physician, hospital and other provider groups, acts of terrorism and bioterrorism or other catastrophes, including war and numerous other factors. The Company’s inability to mitigate any or all of the above-listed or other factors may adversely affect the Company’s future profitability.

Reserves for Future Policy Benefits

The estimate of reserves for future policy benefits relates to life and disability insurance policies written in connection with health care contracts. Reserves for future life benefit coverage are based on projections of past experience. Reserves for future policy and contract benefits for certain long-term disability products and group paid-up life products are based upon interest, mortality and morbidity assumptions from published actuarial tables, modified based upon the Company’s experience. Reserves are continually monitored and reviewed, and as settlements are made or reserves adjusted, differences are reflected in current operations. The current portion of reserves for future policy benefits relates to the portion of such reserves that the Company expects to pay within one year. The Company believes that its reserves for future policy benefits are adequate to satisfy its ultimate benefit liability. However, these estimates are inherently subject to a number of highly variable circumstances. Consequently, the actual results could differ materially from the amount recorded in the consolidated financial statements of the Company.

Pension and Other Postretirement Benefits

Pension and other Postretirement Benefits represents outstanding obligations for certain health care and life insurance benefits to eligible retirees and their dependents and unfunded liabilities related to pension benefits under plans administered by the Company. The Company accrues the estimated costs of retiree health and other postretirement benefits during the periods in which eligible employees render service to earn the benefits, which is in accordance with Financial Accounting Standards No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Unfunded liabilities for pension benefits are accrued in accordance with Statement of Financial Accounting Standards No. 87, “Employers’ Accounting for Pensions.” (See Note 10 for further discussion of the Company’s Pension and Post Retirement Benefits.)

Income Taxes

The Company’s provision for income taxes reflects the current and future tax consequences of all events that have been recognized in the consolidated financial statements as measured by the provision of currently enacted tax laws and rates applicable to future periods.

Acquired deferred tax assets and liabilities and liabilities for an acquired entity’s prior tax returns at the date of purchase are based on management’s best estimate of the ultimate settlement that will be accepted by the tax authorities. At the date of a change in management’s best estimate of items relating to an acquired entity’s prior tax returns, and at the date that the items are settled with the tax authorities, any liability previously recognized is adjusted to increase or decrease the remaining balance of goodwill attributable to that acquisition.

Recognition of Premium Revenue and Management Services and Other Revenue

For most health care and life insurance contracts, premiums are billed in advance of coverage periods and are recognized as revenue over the period in which services or benefits are obligated to be provided. Premiums include revenue from other contracts, which principally relate to minimum premium contracts, where revenue is recognized based upon the ultimate loss experience of the contract. These contracts obligate the Company to arrange for the provision of health care for the members covered by the related contract and exposes the Company to financial risk based upon its ability to manage health care costs below a contractual fixed attachment point. Premium revenue includes an adjustment for experience rated refunds based on an estimate of incurred claims. Experience rated refunds are paid based on contractual requirements.

The Company’s group life and disability insurance contracts are traditional insurance contracts, which are typically issued in conjunction with a health care contract. Additionally, WellPoint has a limited number of indemnity health insurance contracts. All of these contracts provide insurance protection for a fixed period ranging from one month to a year. There is no specified commitment period for individual members under the health, life and disability contracts. Since the Company assumes the risk of both medical and administrative costs for its members in return for premium revenue, contracts with overdue payments are generally automatically cancelled to the extent permitted under applicable law. For small and large employer groups, the commitment period is generally one year. The Company has the ability, at a minimum, to adjust the provisions of the contract at the end of the contract period. As a result, the Company’s insurance contracts are considered short-duration contracts. Premiums applicable to the unexpired contractual coverage periods are reflected in the accompanying consolidated balance sheet as unearned premiums.

Management services revenue is earned as services are performed and consists of administrative fees for services provided to third parties, including management of medical services, claims processing and access to provider networks. Under administrative service contracts, self-funded employers retain the full risk of financing benefits. Funds received from employers are equal to amounts required to fund benefit expenses and pay earned administrative fees. Because benefit expenses are not the obligation of the Company, premium revenue and benefit expenses for these contracts are not included in the Company’s financial statements. Administrative service fees received from employer groups are included in the Company’s revenues. Revenues from PrecisionRx, a mail order pharmacy acquired in December 2000, are shown net of pharmaceutical costs. Gross pharmaceutical sales for Precision Rx (including sales to internal customers) for the years ended December 31, 2003, 2002 and 2001 were $433.3 million, $308.1 million and $200.3 million, respectively. The pharmaceutical costs for the years ended December 31, 2003, 2002 and 2001 were $381.0 million, $278.3 million and $186.8 million, respectively.

The Company owns a pharmacy benefit management company, which generates revenues by administering pharmacy benefits for the Company as well as other external health plan sponsors. When filling a prescription at a rental pharmacy, the member generally pays a copayment to the retail pharmacy. The Company does not record the copayments as part of its revenue or costs.

Loss Contracts

The Company monitors its contracts for the provision of medical care and recognizes losses on those contracts when it is probable that expected future health care and maintenance costs, under a group of existing contracts, will exceed anticipated future premiums on those contracts. The estimation of future health care medical costs includes all costs related to the provision of health care to members covered by the related group of contracts. In determining whether a loss has been incurred, the Company reviews contracts either individually or collectively, depending upon the Company’s method of establishing premium rates for such contracts.

The Company further monitors its life insurance contracts and recognizes losses on those contracts for which estimated future claims costs and maintenance costs exceed the related unearned premium.

Health Care Services and Other Benefits

Health care services and other benefits expense includes the costs of health care services, capitation expenses and expenses related to risk sharing agreements with participating physicians, medical groups and hospitals and incurred losses on the disability and life products. The costs of health care services are accrued as services are rendered, including an estimate for claims incurred but not yet reported.

Acquisition Costs

Acquisition costs are those costs, such as commissions and other costs, that vary with and are primarily related to the acquisition of new and renewal insurance contracts. Commissions paid to outside brokers and agents representing the Company associated with health contracts are not deferred, but rather, expensed as incurred in accordance with the AICPA Audit and Accounting Guide for Health Care Organizations. The Company’s life and disability product offerings have traditional insurance aspects, which require consideration under Statement of Financial Accounting Standards No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”). These products, however, are primarily offered to large group employers where selling expense is not incremental because the Company’s existing staff supports all marketing efforts and, therefore, the selling expense of these products does not qualify for deferral under SFAS No. 60.

Advertising Costs

The Company uses print and broadcast advertising to promote its products. The cost of advertising is expensed as incurred and totaled approximately $78.6 million, $76.3 million and $59.6 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Earnings Per Share

Basic earnings per share is computed excluding the impact of potential Common Stock and earnings per share assuming full dilution is computed including the impact of potential Common Stock.

Stock Split

On March 15, 2002, WellPoint effected a two-for-one split of the Company’s Common Stock. The stock split was in the form of a stock dividend of one additional share of WellPoint Common Stock for each share outstanding. Except for the Consolidated Statements of Changes in Stockholders’ Equity, all share and per share data for all periods presented herein have been adjusted to give effect to the stock split.

Stock-Based Compensation

As of December 31, 2003, the Company had three stock-based employee compensation plans: the 1999 Stock Incentive Plan, the 2000 Employee Stock Option Plan and the Employee Stock Purchase Plan. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related FASB interpretations. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company’s Common Stock at the date of the grant over the amount an employee must pay to acquire the stock. No stock-based employee compensation cost is reflected in net income related to stock options granted because options granted under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant. In addition, no compensation expense is recorded for purchases under the Employee Stock Purchase Plan in accordance with APB No. 25. Employee stock-based compensation included in reported net income includes restricted stock awards being amortized over the award’s vesting period.

The following table illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” as amended by Statement of Financial

Accounting Standards No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” for the years ended December 31, 2003, 2002 and 2001.

	2003	2002	2001
	(In millions, except per share amounts)
Net income—as reported	$935.2	$703.1	$414.7
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	0.5	1.9	13.5
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(72.0)	(55.0)	(46.5)

Net income—pro forma	$863.7	$650.0	$381.7

Earnings per share—as reported	$6.34	$4.87	$3.27
Earnings per share—pro forma	$5.86	$4.51	$3.01
Earnings per share assuming full dilution—as reported	$6.16	$4.67	$3.15
Earnings per share assuming full dilution—pro forma	$5.69	$4.32	$2.90

The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years. (See Note 15 for information regarding activity in the Company’s stock plans and the assumptions used in the fair value based method depicted above.)

Comprehensive Income

Comprehensive income encompasses all changes in stockholders’ equity (except those arising from transactions with stockholders) and includes net income and net unrealized gains or losses on available-for-sale securities, foreign currency adjustments and adjustments to minimum pension liabilities. Other comprehensive income is net of reclassification adjustments to adjust for items currently included in net income, such as realized gains on investment securities.

Reclassifications

Certain amounts in the consolidated financial statements for periods prior to 2003 have been reclassified to conform to the 2003 presentation.

New Accounting Pronouncements

In April 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections” (“SFAS No. 145”). With the rescission of FASB Statement No. 4, gains and losses from the extinguishment of debt should be classified as extraordinary items only if they meet the criteria in APB Opinion No. 30. The provisions of APB Opinion No. 30 distinguish between transactions that are part of an entity’s recurring operations and those that are unusual or infrequent or that meet the criteria for classification as an extraordinary item. The provisions of SFAS No. 145 related to the rescission of FASB Statement No. 4 are required to be applied for fiscal years beginning after May 15, 2002. The Company has determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. For the year ended December 31, 2002, WellPoint reclassified an extraordinary loss of $6.3 million, which included a tax benefit of $2.5 million, to interest expense. The adoption of the other provisions of SFAS No. 145 did not have a material effect on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 requires that upon issuance of certain guarantees, a guarantor must recognize a liability for the fair value of the obligation assumed under the guarantee. The recognition provisions of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. Refer to Note 20 regarding the Company’s joint venture providing Medicaid services in Puerto Rico. The adoption of FIN No. 45 did not have a material impact on the Company’s financial condition or results of operations.

In December 2002, the FASB amended the transition and disclosure requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS No. 123”), through the issuance of Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS No. 148”). SFAS No. 148 amends the disclosures that a company is required to make in its annual and interim financial statements. These disclosures are required regardless of whether a company is using the intrinsic value method under APB Opinion No. 25, “Accounting for Stock Issued to Employees” or the fair value based method under SFAS No. 123 to account for its stock-based employee compensation. SFAS No. 148 also provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. The Company plans to continue to account for stock-based employee compensation under the intrinsic value-based method.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN No. 46”). FIN No. 46 expands upon existing accounting guidance that addresses when a company should include in financial statements the assets, liabilities and activities of another entity. FIN No. 46 requires an enterprise to consolidate a variable interest entity if that enterprise has a variable interest that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns or both. This interpretation applies immediately to variable interest entities created or obtained after January 31, 2003. For those variable interest entities in existence prior to January 31, 2003, the consolidation provisions of FIN No. 46 are effective July 1, 2003. In December 2003, the FASB issued Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities—an interpretation of ARB No. 51” (“FIN No. 46R”). FIN No. 46R clarifies some of the provisions of FIN No. 46 and exempts certain entities from its requirements. FIN No. 46R is effective at the end of the interim period ending after March 15, 2004 for variable interest entities other than special purpose entities. The adoption of FIN No. 46 did not have a material impact on the Company’s consolidated financial statements. The Company believes the adoption of FIN No. 46R will not have a significant impact on its results of operations or financial position.

In April 2003, the FASB amended and clarified financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and hedging activities under Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”), through the issuance of Statement of Financial Accounting

Standards No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 did not have a material effect on the consolidated financial statements of the Company.

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 modifies the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity. SFAS No. 150 requires that those instruments be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003 or otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial condition or results of operations.

In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits-an amendment of FASB Statements No. 87, 88, and 106” (“SFAS No. 132R”). SFAS No. 132R retains the disclosure requirements contained in FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”), and also requires additional disclosures to those in the original SFAS No. 132 about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. Except as noted, disclosures required by SFAS No. 132R are effective for financial statements with fiscal years ending after December 15, 2003. The disclosure of estimated future benefit payments required by SFAS No. 132R is effective for fiscal years ending after June 15, 2004. The adoption of SFAS No. 132R did not have a material effect on the consolidated financial statements of the Company.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) was signed into law. MMA introduced a voluntary Medicare Part D prescription drug benefit and created a new 28% federal subsidy for the sponsors of the postretirement prescription drug benefits that are at least actuarially equivalent to the new Medicare Part D benefit. In January 2004, the FASB issued FASB Staff Position No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-1”). Under FSP FAS 106-1, which guidance is based on FASB Statement of Financial Accounting Standards No. 106, “Accounting for Postretirement Benefits Other Than Pensions,” sponsors must consider the two new features of MMA in measuring the accumulated postretirement benefit obligation (“APBO”) and net periodic postretirement benefit cost. In accordance with FSP FAS 106-1, the Company made a one-time election to recognize the impact of MMA. Accordingly, any measures of APBO and net periodic postretirement benefit cost in the Company’s consolidated financial statements and the related footnotes for the year ended December 31, 2003 include the effects of MMA. The adoption of the FSP FAS 106-1 did not have a material effect on the consolidated financial statements of the Company. Currently, specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require the Company to change previously reported information.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

3.	ACQUISITIONS

In 1996, the Company began pursuing a nationwide expansion strategy through selective acquisitions and start-up activities in key geographic areas. More recently, the Company has focused on acquiring businesses that provide significant concentrations of members in strategic locations outside of California. In connection with this strategy, the Company completed its acquisitions of Cobalt Corporation (“Cobalt”) in 2003, Methodist Care, Inc. (“MethodistCare”) and RightCHOICE Managed Care, Inc. (“RightCHOICE”) in 2002 and Cerulean Companies, Inc. (“Cerulean”) in 2001.

On October 31, 2003, Company completed its acquisition of HealthCore Inc. (“HealthCore”). HealthCore currently provides outcomes research service to health plans and pharmaceutical organizations. The purchase price and related acquisition costs of approximately $4.4 million exceeded the estimated fair value of net assets acquired by $2.9 million. Under the purchase method of accounting, the Company assigned this amount to goodwill. The operating results for HealthCore are included in WellPoint’s consolidated income statements for periods following the completion of the acquisition. The pro forma effects of the HealthCore acquisition on the Company’s consolidated financial statements were not material and are not included in the pro forma financial information presented below.

On September 24, 2003, the Company completed its acquisition of Cobalt, the parent company of Blue Cross Blue Shield of Wisconsin. Cobalt served approximately 675,000 medical members (excluding BlueCard members) as of September 30, 2003. The transaction was effective as of September 30, 2003 for accounting purposes. Accordingly, Cobalt’s operating results for the fourth quarter of 2003 were included in the Consolidated Income Statement and Consolidated Statement of Cash Flows for the year ended December 31, 2003.

Under the terms of the transaction, total consideration paid to all holders of Cobalt common stock in the merger was approximately $427.5 million in cash and approximately 7.3 million newly issued shares of WellPoint Common Stock (which included approximately 2.1 million shares issued to affiliates). The total purchase price of approximately $884.9 million valued as of September 24, 2003 was used to purchase net assets with a fair value of approximately $252.5 million. Included in the total purchase price was $12.1 million used to retire Cobalt’s existing long-term debt at the time of acquisition. As a result of the acquisition of Cobalt, the Company incurred $22.8 million in expenses primarily related to transaction costs. Generally accepted accounting principles require that these expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Estimated goodwill and other intangibles totaling $849.1 million includes $96.5 million of deferred tax liabilities relating to identified intangibles. With the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), goodwill and other intangible assets with indefinite useful lives are not amortized, but instead are subject to impairment tests. Identified intangibles with definite useful lives are being amortized on a straight-line basis or the timing of related cash flows depending upon the expected amortization pattern over three to 23 years. The valuation process is not yet complete and, therefore, the allocation between goodwill and intangible assets recorded as of December 31, 2003 represents an estimate. As a result, the useful lives and method of amortization are only preliminary estimates. The current estimated purchase price allocation between goodwill and identifiable intangible assets is $607.8 million and $241.3 million, respectively. The entire estimated goodwill amount of $607.8 million is not deductible for tax purposes. The operating results for Cobalt were included in WellPoint’s consolidated income statements for periods beginning October 1, 2003. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at date of acquisition.

As of September 30, 2003

(In millions)

Current assets	$661.8
Property, plant, and equipment	38.7
Intangible assets	241.3
Goodwill	607.8
Other long-term assets	93.4

Total assets acquired	1,643.0
Current liabilities	496.5
Other long-term liabilities	261.6

Total liabilities assumed	758.1

Net assets acquired	$884.9

On June 30, 2003, the Company completed its acquisition of Golden West Health Plan, Inc. (“Golden West”) for a purchase price of approximately $30.4 million. Upon completion of the acquisition, Golden West had net assets with a fair value of approximately $0.4 million and served more than 275,000 dental and vision members. With the acquisition of Golden West, WellPoint served approximately 2.9 million dental members nationally as of June 30, 2003. The estimated purchase price allocation between goodwill and identifiable intangible assets was $17.2 million and $13.0 million, respectively. The operating results for Golden West are included in WellPoint’s consolidated income statements for periods following the completion of the acquisition.

On April 30, 2002, the Company completed its acquisition of MethodistCare, which served over 70,000 members in the Houston, Texas and surrounding areas at the time of acquisition. As a result of the acquisition, the Company recognized an extraordinary gain of $8.9 million, or $0.06 per share assuming full dilution, for the year ended December 31, 2002, due to an excess of the fair value of net assets over acquisition costs. The operating results for MethodistCare are included in WellPoint’s consolidated income statement for periods following the completion of the acquisition.

On January 31, 2002, WellPoint completed its merger, through its wholly owned subsidiary, RWP Acquisition Corp., with RightCHOICE, the parent company of Blue Cross and Blue Shield of Missouri, which served approximately 2.2 million medical members as of January 31, 2002. Under the terms of the transaction, total consideration paid to all holders of RightCHOICE common stock in the merger was $379.1 million in cash and approximately 16.5 million shares of WellPoint Common Stock. The Company issued approximately 11.1 million shares from treasury stock and the remaining 5.4 million shares from newly issued shares of WellPoint Common Stock. The total purchase price of approximately $1,503.7 million was used to purchase net assets with a fair value of approximately $308.8 million. The operating results for RightCHOICE are included in WellPoint’s consolidated income statement periods following the completion of the acquisition.

In accordance with the requirements of Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”), the following unaudited pro forma summary presents revenues, net income and per share data of WellPoint as if the acquisitions of Cobalt, Golden West, MethodistCare and RightCHOICE had occurred on January 1, 2002. The pro forma information includes the results of operations for each acquired entity for the period prior to its acquisition, adjusted for interest expense on long-term debt incurred to fund the acquisitions, amortization of intangible assets with definite useful lives and the related income tax effects.

The pro forma financial information is presented for informational purposes only and may not be indicative of the results of operations had the Company been a single entity during the years ended December 31, 2003 and 2002, nor is it necessarily indicative of future results of operations. Pro forma earnings per share are based on 151.3 million and 151.2 million weighted average shares for the years ended December 31, 2003 and 2002, respectively. Pro forma earnings per share assuming full dilution is based on 156.3 million and 158.9 million weighted average shares for the years ended December 31, 2003 and 2002, respectively.

	Year Ended December 31,
	2003	2002
	(In thousands, except per share data)
Pro Forma Revenues	$21,615,014	$19,075,750
Pro Forma Income before Extraordinary Items	$967,306	$716,060
Pro Forma Net Income	$967,306	$731,001
Earnings Per Share:
Pro Forma Income before Extraordinary Items	$6.39	$4.74
Pro Forma Net Income	$6.39	$4.84
Diluted Earnings Per Share:
Pro Forma Income before Extraordinary Items	$6.19	$4.52
Pro Forma Net Income	$6.19	$4.62

The adjusted pro forma net income for the year ended December 31, 2002 includes Cobalt’s recognition of a net gain from discontinued operations of $6.0 million from its behavioral health and medical management subsidiary, on a pro forma basis, using WellPoint’s effective tax rate of 40.0%. In addition, included in net income for the year ended December 31, 2002, was a net after-tax realized gain by Cobalt of $6.7 million, on a pro forma basis, using WellPoint’s effective tax rate of 40.0% on the sale of 4.4 million shares of American Medical Security Group, Inc. common stock.

4.	INVESTMENTS

Investment Securities

The Company’s investment securities consisted of the following:

	December 31, 2003
		Gross Unrealized
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
U.S. Treasury and agency securities	$1,314,194	$13,476	$3,069	$1,324,601
Municipal securities	738,004	10,842	1,307	747,539
Mortgage-backed securities	1,351,576	18,524	6,421	1,363,679
Corporate and other securities	2,876,801	105,265	5,711	2,976,355

Total debt securities	6,280,575	148,107	16,508	6,412,174
Equity and other investments	675,048	158,125	902	832,271

Total investment securities	$6,955,623	$306,232	$17,410	$7,244,445

	December 31, 2002
		Gross Unrealized
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
U.S. Treasury and agency securities	$673,443	$17,599	$165	$690,877
Municipal securities	102,756	2,961	56	105,661
Mortgage-backed securities	1,436,689	42,811	706	1,478,794
Corporate and other securities	2,335,978	129,615	7,512	2,458,081

Total debt securities	4,548,866	192,986	8,439	4,733,413
Equity and other investments	599,065	16,299	65,890	549,474

Total investment securities	$5,147,931	$209,285	$74,329	$5,282,887

The following table illustrates the gross unrealized losses included in the Company’s investment portfolio aggregated by investment category. The table also illustrates the length of time the securities have been in an unrealized loss position as of December 31, 2003.

	December 31, 2003 Gross Unrealized Losses
	Months in Unrealized Loss Position
	Less than 12 months	12 months or more	Total
		(In thousands)
U.S. Treasury and agency securities	$3,067	$2	$3,069
Municipal securities	1,307	—	1,307
Mortgage-backed securities	6,279	142	6,421
Corporate and other securities	5,684	27	5,711

Total debt securities	16,337	171	16,508
Equity and other investments	685	217	902

Total investment securities	$17,022	$388	$17,410

The amortized cost and estimated fair value of debt securities as of December 31, 2003, based on contractual maturity dates, are summarized below. Expected maturities for mortgage-backed securities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(In thousands)
Due in one year or less	$737,642	$740,503
Due after one year through five years	2,565,278	2,625,994
Due after five years through ten years	1,408,653	1,455,341
Due after ten years	1,569,002	1,590,336

Total debt securities	$6,280,575	$6,412,174

For the years ended December 31, 2003, 2002 and 2001, proceeds from the sales and maturities of debt securities were $8,393.8 million, $5,106.6 million and $4,534.7 million, respectively. For the year ended December 31, 2003, gross realized gains and gross realized losses from sales of debt securities were $87.4 million and $54.5 million, respectively. For the year ended December 31, 2002, gross realized gains and gross realized losses from sales of debt securities were $84.8 million and $84.2 million, respectively. Gross gains of $54.2 million and gross losses of $41.6 million were realized on the sales of debt securities for the year ended December 31, 2001. For debt security investments with declines in fair value below cost, which the Company judged to be other than temporary, the Company recorded write-downs of approximately $0.3 million, $27.9 million and $9.0 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

For the years ended December 31, 2003, 2002 and 2001, proceeds from the sales of equity securities were $601.7 million, $531.9 million and $168.4 million, respectively. For the year ended December 31, 2003, gross realized gains and gross realized losses on the sales of equity securities were $27.2 million and $48.1 million, respectively. For the year ended December 31, 2002, gross realized gains and gross realized losses on the sales of equity securities were $105.7 million and $50.9 million, respectively. Gross gains of $6.4 million and gross losses of $23.3 million were realized on the sales of equity securities for the year ended December 31, 2001. For equity and other investments with declines in fair value below cost, which the Company judged to be other than temporary, the Company recorded write-downs of approximately $30.9 million, $14.0 million and $12.1 million, for the years ended December 31, 2003, 2002 and 2001, respectively.

Securities on loan under the Company’s securities lending programs are included in its cash and investment portfolio shown on the accompanying consolidated balance sheets. Under these programs, brokers and dealers who borrow securities are required to deliver substantially the same security to the Company upon completion of the transaction. The balance of securities on loan as of December 31, 2003 and 2002 was $914.2 million and $197.4 million, respectively. Income earned on security lending transactions for the years ended December 31, 2003, 2002 and 2001 was $1.5 million, $0.3 million and $0.3 million, respectively.

Long-term Investments

The Company’s long-term investments consisted of the following:

	December 31, 2003
		Gross Unrealized
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
U.S. Treasury and agency securities	$112,376	$—	$41	$112,335
Money market funds	3,617	—	—	3,617
Equity and other investments	45,832	—	—	45,832

Total long-term investments	$161,825	$—	$41	$161,784

	December 31, 2002
		Gross Unrealized
	Cost or Amortized Cost	Gains	Losses	Estimated Fair Value
	(In thousands)
Mortgage-backed securities	$42,599	$1,134	$—	$43,733
Money market funds	60,231	—	—	60,231
Equity and other investments	30,310	—	—	30,310

Total long-term investments	$133,140	$1,134	$—	$134,274

At December 31, 2003, the Company’s debt securities with contractual maturity dates occurring through 2008 had an amortized cost of $112.4 million and a market value of $112.3 million. Long-term investments consist primarily of restricted assets, certain equities and other investments.

5.	RECEIVABLES, NET

The Company’s receivables, net consisted of the following:

	December 31,
	2003	2002
	(In thousands)
Premiums receivable	$766,045	$595,219
Investment income and other receivables	698,270	729,754

	1,464,315	1,324,973
Less: allowance for doubtful accounts	108,208	101,741

Receivables, net	$1,356,107	$1,223,232

6.	PROPERTY AND EQUIPMENT, NET

The Company’s property and equipment, net, consisted of the following:

		December 31,
	Useful Life	2003	2002
		(In thousands)
Equipment	2 to 5 years	$206,678	$164,799
Software	5 years	399,347	263,056
Leasehold improvements	Term of Lease	89,868	88,829
Furniture and fixtures	8 years	115,380	99,546
Building	30 years	98,870	86,112
Land		9,371	7,454

		919,514	709,796
Less: accumulated depreciation and amortization		477,578	363,445

Property and equipment, net		$441,936	$346,351

Depreciation and amortization expense for the years ended December 31, 2003, 2002 and 2001 was $87.0 million, $64.8 million and $45.4 million, respectively.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”) and Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. The provisions of SFAS No. 141 also apply to all business combinations consummated after June 30, 2001. SFAS No. 142, which became effective for fiscal years beginning after December 15, 2001, eliminates amortization of goodwill and other intangible assets with indefinite useful lives. Rather, these assets are subject to impairment tests at least annually.

The Company adopted SFAS No. 142 on January 1, 2002 and no longer amortizes goodwill and other intangible assets with indefinite useful lives. In accordance with SFAS No. 142, the Company completed the transitional evaluation of its goodwill and other intangible assets at January 1, 2002 and the annual evaluation at December 31, 2002 and December 31, 2003 and determined that there was no impairment loss. The following table shows net income and earnings per share adjusted to reflect the adoption of the non-amortization provisions of SFAS No. 142 as of the beginning of the respective periods:

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except per share amounts)
Reported net income	$935,229	$703,079	$414,746
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	—	32,173

Adjusted net income	$935,229	$703,079	$446,919

Reported earnings per share	$6.34	$4.87	$3.27
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	—	0.25

Adjusted earnings per share	$6.34	$4.87	$3.52

Reported earnings per share assuming full dilution	$6.16	$4.67	$3.15
Add back: Amortization of goodwill and other intangibles with indefinite useful lives, net of tax effect	—	—	0.24

Adjusted earnings per share assuming full dilution	$6.16	$4.67	$3.39

The changes in the carrying amount of goodwill by reportable segment are as follows:

	Health Care	Specialty	Corporate and Other	Consolidated
	(In thousands)
Balance as of January 1, 2002	$646,375	$14,971	$—	$661,346
Goodwill acquired during 2002	1,074,322	—	—	1,074,322
Final allocation of Cerulean goodwill and acquired intangibles	(47,361)	—	—	(47,361)
Reclassification from other intangible assets, net of accumulated amortization of $2,005	3,464	—	—	3,464

Balance as of December 31, 2002	1,676,800	14,971	—	1,691,771
Goodwill acquired during 2003	607,826	17,248	2,892	627,966
Final purchase accounting adjustments for RightCHOICE goodwill	1,471	—	—	1,471

Balance as of December 31, 2003	$2,286,097	$32,219	$2,892	$2,321,208

Upon adoption of SFAS No. 141, the Company reclassified $3.5 million of other intangible assets to goodwill since they did not meet the criteria for recognition apart from goodwill. The reclassification is for the assembled workforce intangible assets acquired from previous acquisitions.

On October 31, 2003, WellPoint completed its acquisition of HealthCore, as discussed in Note 3. As a result of the acquisition of HealthCore, the Company recorded $2.9 million of goodwill as of December 31, 2003.

On September 24, 2003, WellPoint completed its acquisition of Cobalt, as discussed in Note 3. As a result of the acquisition of Cobalt, the Company recorded $607.8 million of goodwill and $241.3 million of identifiable intangible assets as of December 31, 2003. The valuation process is not yet complete and, therefore, the allocation between goodwill and other intangible assets recorded as of December 31, 2003 represents an estimate. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of Cobalt at cost as of December 31, 2003:

	Gross Carrying Value	Useful Life (in years)	Weighted Average Useful Life (in years)
	(In thousands)
Amortized intangible assets:
Provider relationships	$3,450	11 to 23	16.7
Customer contracts and related customer relationships	70,000	3 to 16	9.0

Total amortized intangible assets	73,450		9.4
Non-amortized intangible assets:
Provider relationships	552	Indefinite	Indefinite
Trade names and service marks	167,300	Indefinite	Indefinite

Total non-amortized intangible assets	167,852

Total other intangible assets	$241,302

On June 30, 2003, WellPoint completed its acquisition of Golden West, as discussed in Note 3. As a result of the acquisition of Golden West, the Company recorded $17.2 million of goodwill and $13.0 million of identifiable intangible assets as of December 31, 2003. The valuation process is not yet complete and, therefore, the allocation between goodwill and other intangible assets recorded as of December 31, 2003 represents an estimate. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of Golden West at cost as of December 31, 2003:

	Gross Carrying Value	Useful Life (in years)	Weighted Average Useful Life (in years)
	(In thousands)
Amortized intangible assets:
Customer contracts and related customer relationships	$5,000	12	12.0

Total amortized intangible assets	5,000
Non-amortized intangible assets:
Trade names and service marks	8,000	Indefinite	Indefinite

Total non-amortized intangible assets	8,000

Total other intangible assets	$13,000

On January 31, 2002, WellPoint completed its acquisition of RightCHOICE, as discussed in Note 3. As a result of the acquisition of RightCHOICE, the Company recorded $1,073.8 million of goodwill and $266.1 million of identifiable intangible assets. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of RightCHOICE at cost as of December 31, 2003:

	Gross Carrying Value	Useful Life (in years)	Weighted Average Useful Life (in years)
	(In thousands)
Amortized intangible assets:
Provider relationships with physicians	$4,377	20	20.0
Customer contracts and related customer relationships	90,613	16	16.0

Total amortized intangible assets	94,990		16.2

Non-amortized intangible assets:
Provider relationships with hospitals and ancillary facilities	5,072	Indefinite	Indefinite
Trade names and service marks	166,000	Indefinite	Indefinite

Total non-amortized intangible assets	171,072

Total other intangible assets	$266,062

The gross carrying value, accumulated amortization and net carrying value of other intangible assets of the Company as of December 31, 2003 and 2002 were as follows:

As of December 31, 2003	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
	(In thousands)
Amortized intangible assets:
Provider relationships	$33,424	$5,349	$28,075	10 to 25
Customer contracts and related customer relationships	427,974	111,351	316,623	1.5 to 20
Other	21,968	9,946	12,022	5 to 20

Total amortized intangible assets	483,366	126,646	356,720
Non-amortized intangible assets:
Provider relationships	17,674	98	17,576	Indefinite
Trade names and service marks	579,300	2,642	576,658	Indefinite

Total non-amortized intangible assets	596,974	2,740	594,234

Total other intangible assets	$1,080,340	$129,386	$950,954

As of December 31, 2002	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
	(In thousands)
Amortized intangible assets:
Provider relationships	$29,974	$3,871	$26,103	10 to 25
Customer contracts and related customer relationships	352,699	73,761	278,938	1.5 to 20
Other	21,967	7,929	14,038	5 to 20

Total amortized intangible assets	404,640	85,561	319,079
Non-amortized intangible assets:
Provider relationships	17,122	98	17,024	Indefinite
Trade names and service marks	404,000	2,642	401,358	Indefinite

Total non-amortized intangible assets	421,122	2,740	418,382

Total other intangible assets	$825,762	$88,301	$737,461

For the years ended December 31, 2003, 2002 and 2001, amortization expense relating to goodwill and other intangible assets was $41.1 million, $38.0 million and $63.1 million, respectively. The following table presents the Company’s estimated annual amortization expense for amortized intangible assets for each of the years ending December 31, 2004, 2005, 2006, 2007 and 2008 (amounts in thousands). These estimates were calculated based on the gross carrying value of amortized intangible assets as of December 31, 2003 using the applicable amortization period.

For year ending December 31, 2004	$47,028
For year ending December 31, 2005	43,648
For year ending December 31, 2006	37,102
For year ending December 31, 2007	32,412
For year ending December 31, 2008	28,945

8.	MEDICAL CLAIMS PAYABLE

The following table represents a reconciliation of changes in medical claims payable:

	2003	2002	2001
	(In thousands)
Medical claims payable as of January 1	$2,422,331	$1,934,620	$1,566,569
Medical claims reserves from businesses acquired during the period	186,520	175,359	258,375
Health care services expenses incurred during period:
Related to current year	15,543,363	13,338,984	9,422,974
Related to prior years	(429,166)	(409,941)	(276,531)

Total Incurred	15,114,197	12,929,043	9,146,443
Health care services payments during period:
Related to current year	13,370,309	11,426,772	8,061,957
Related to prior years	1,605,665	1,189,919	974,810

Total Payments	14,975,974	12,616,691	9,036,767

Medical claims payable as of December 31	$2,747,074	$2,422,331	$1,934,620

The table above shows the components of changes in medical claims payable for the periods indicated. Medical claims payable includes claims in process as well as provisions for the estimate of incurred but not reported claims and provisions for disputed claims obligations. Such estimates are developed using actuarial principles and assumptions that consider, among other things, contractual requirements, historical utilization trends and payment patterns, benefits changes, medical inflation, product mix, seasonality, membership and other relevant factors. In developing its best estimate of medical claims payable, the Company consistently applies the principles and assumptions listed above from year to year, while also giving due consideration to the potential variability of these factors.

Because medical claims payable includes various actuarially developed estimates, the Company’s actual health care services expense may be more or less than the Company’s previously developed estimates. As shown in the table above, for each of the years ended December 31, 2003, 2002 and 2001, the amount shown on the line labeled “Health care services expenses incurred during period: Related to prior years” is negative, meaning that the Company’s actual health care services expenses related to prior years were less than the estimates previously made by the Company. These changes in reserves are generally the result of ongoing analysis of recent loss development trends. Adjustments of prior-year estimates may result in additional health care services expenses or, as the Company experienced during each of the last three years, a reduction in health care services expenses in the period an adjustment is made. The impact of any reduction in health care services expenses may be offset as the Company establishes its accrual for current-year health care services expenses.

Health care claims are usually described as having a “short tail,” which means that they are generally paid within a few months of the member receiving service from the physician or other health care provider. Based on the Company’s historical claim payment patterns, less than 5% of the medical claims payable as of the end of any given year are outstanding at the end of the following year. Management expects that substantially all of the development of the estimate of medical claims payable as of December 31, 2003 will be known by the end of 2004.

The above medical claims payable table includes payables for capitated payment arrangements. The Company has two general types of capitation arrangements. The predominant type is the so-called “professional” capitation arrangement. Under professional capitation arrangements, the Company pays the health care provider, such as a participating medical group, a fixed amount per member per month, and the health care provider assumes the risk of the member’s utilization of certain specified health care services. Typically, under professional capitation arrangements, the health care provider does not assume the risk of the member’s utilization of any hospital-based services. The second type is the so-called “global” capitation arrangement. Under global capitation arrangements, the Company also pays the health care provider, such as a participating medical group, a fixed amount per member per month. However, under global capitation arrangements, the health care provider generally assumes the risk of the member’s utilization of all health care services (subject to certain limited exceptions and state regulatory requirements). As of December 31, 2003, 2002 and 2001, the Company had approximately eight, 10 and 16 global capitation arrangements, respectively, covering approximately 161,000, 179,000 and 185,000 members, respectively. In addition, one of the Company’s subsidiaries owns a 51% equity interest in a community health partnership network (the “CHPN”) operating in the greater Atlanta area. The CHPN is a locally based equity venture between the Company’s subsidiary and a local physician group. The Company’s subsidiary has entered into a global capitation arrangement with the CHPN. As of December 31, 2003, 2002 and 2001, approximately 560,000, 535,000 and 479,000 members, respectively, were covered by this arrangement.

For the years ended December 31, 2003, 2002 and 2001, the Company’s capitation expenses of $1,626.5 million, $1,496.9 million and $1,198.0 million represented 10.5%, 11.3% and 12.7%, respectively, of the Company’s total health care services and other benefits expense. As of December 31, 2003 and 2002, the Company’s capitation expenses payable of $145.9 million and $137.0 million represented 5.3% and 5.7%, respectively, of the Company’s total medical claims payable. Medical claims payable attributable to the acquired Cobalt business as of December 31, 2003 was $168.1 million, including $0.3 million of capitation expenses payable.

9.	INCOME TAXES

The components of the provision (benefit) for income taxes before extraordinary item are as follows:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Current:
Federal	$577,005	$425,003	$224,380
State	109,836	71,174	43,541

	686,841	496,177	267,921

Deferred:
Federal	(54,239)	(33,119)	13,180
State	(9,834)	280	2,735

	(64,073)	(32,839)	15,915

Valuation allowance	813	(401)	—

Provision for income taxes	$623,581	$462,937	$283,836

As discussed in Note 2, with the issuance of SFAS No. 145, the Company has determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of SFAS No. 4. For the year ended December 31, 2002, WellPoint reclassified the extraordinary loss of $6.3 million, which included a tax benefit of $2.5 million, to interest expense.

The tax benefit associated with dispositions from the Company’s stock plans reduced current income taxes payable for the years ended December 31, 2003, 2002 and 2001 by $74.7 million, $65.3 million and $18.8 million, respectively.

The overall effective tax rate differs from the statutory federal tax rate as follows (percent of pre-tax income from continuing operations):

	Year Ended December 31,
	2003	2002	2001
Tax provision based on the federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefit	4.1	4.1	4.3
Non-deductible expenses/non-taxable items	(0.4)	(0.1)	1.2
Other, net	1.3	1.0	0.1

Effective tax rate	40.0%	40.0%	40.6%

Net deferred tax (liabilities) assets are composed of the following:

	December 31,
	2003	2002
	(in thousands)
Gross deferred tax assets:
Net operating loss	$10,742	$13,974
Investment basis difference	—	20,610
Vacation and holiday accruals	19,236	15,364
Incurred claim reserve discounting	25,162	23,398
Provision for doubtful accounts	41,792	38,473
Unearned premium reserve	46,926	36,301
State income taxes	23,116	19,672
Accrued profit sharing	12,216	—
Postretirement benefits	52,255	48,458
Pension liability	31,305	38,680
Deferred compensation	118,772	92,836
Expenses not currently deductible	186,215	133,882
Intangible asset impairment	3,559	4,196
Capital loss carryover	2,779	3,932
Deferred acquisition costs	6,806	9,840
Other, net	6,006	3,636

Total gross deferred tax assets	586,887	503,252

Gross deferred tax liabilities:
Market valuation on investment securities	(111,308)	(44,670)
Depreciation and amortization	(2,093)	(10,157)
Investment basis difference	(39,701)	—
Internally developed software	(62,611)	(36,333)
Purchased intangibles	(353,855)	(271,784)
Lease expense	(26,514)	(10,879)
Other, net	(2,317)	(2,902)

Total gross deferred tax liabilities	(598,399)	(376,725)

Valuation allowance:
Net operating loss carryover	(1,337)	(1,337)
Capital loss carryover	(2,778)	(1,965)

	(4,115)	(3,302)

Net deferred tax (liabilities) assets	$(15,627)	$123,225

In connection with the acquisition of Cobalt, the Company acquired $156.8 million of deferred tax liabilities and $31.0 million of deferred tax assets. The net result was an increase to goodwill of $125.8 million. The deferred tax assets acquired in connection with the acquisition of Golden West were immaterial to the Company. In connection with the acquisition of RightCHOICE, the Company acquired $108.4 million of deferred tax liabilities and $36.5 million of deferred tax assets. The net result was an increase to goodwill of $71.9 million. In connection with the acquisition of MethodistCare, the Company acquired $15.0 million of net deferred tax assets, resulting in a decrease to goodwill of $15.0 million.

As of December 31, 2003, the Company had $5.5 million of federal net operating loss carryforwards acquired from Cerulean, $8.1 million of federal net operating loss carryforwards acquired from Rush Prudential Health Plans (“Rush Prudential”) and $23.8 million federal net operating loss carryforwards acquired from MethodistCare. In addition, the Company’s $16.6 million of Illinois net operating loss carryforward acquired from Rush Prudential was completely utilized during the year ended December 31, 2001. As a result, management reduced the valuation allowance from $4.3 million to $1.3 million and recorded the change as a reduction to goodwill. These federal net operating loss carryforwards will begin to expire in 2014.

As of December 31, 2003, the Company had a state capital loss carryforward of $48.2 million. The Company originally established a valuation allowance of $2.4 million related to this carryforward. However, management increased the valuation allowance to $2.8 million. Management believes it is more likely than not that the recorded deferred tax assets, net of the valuation allowance, will be realized. The state capital loss carryforward began to expire in 2003. As of December 31, 2001, the Company utilized its entire federal capital loss carryforward.

The Company is currently under examination by the Internal Revenue Service (the “IRS”) and various state taxing authorities. During 2001, the IRS completed its examination of the Company’s consolidated federal income tax returns for tax years 1992 through 1994. The settlement of this audit did not have a material impact on the Company’s financial position or results of operations. The IRS is in the process of auditing the Company’s tax years 1995 through 1998. In addition, the IRS is currently auditing Cerulean for the pre-acquisition tax years 1996 through March 15, 2001, RightCHOICE for the pre-acquisition tax years 1999 through 2001 and Cobalt for the pre-acquisition tax years 1998 through 2000. The results of these audits are not currently expected to have a material impact on the Company’s financial position or results of operations.

Income taxes paid for the years ended December 31, 2003, 2002 and 2001 were $552.6 million, $394.6 million and $271.3 million, respectively.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

10.	PENSION AND POSTRETIREMENT BENEFITS

Pension Benefits

The Company covers substantially all employees through three non-contributory defined benefit pension plans. The Restated Employees’ Retirement Plan of Blue Cross of California (the “BCC Plan”) covers employees of a collective bargaining unit. The WellPoint Health Networks Inc. Pension Accumulation Plan (the “WellPoint Pension Plan”), which was established on January 1, 1987, covers all eligible employees (employees covered under a collective bargaining agreement participate if the terms of the collective bargaining agreement permits) meeting certain age and service requirements. Plan assets are invested primarily in pooled income funds. The Company’s policy is to fund its plans according to the requirements of the Employee Retirement Income Security Act of 1974, as amended and applicable income tax regulations. The Company uses the projected unit credit method of cost determination. In October 2003, the Company amended the WellPoint Pension Plan effective January 1, 2004. Beginning January 1, 2004, employees who are of age 50 and over, with combined age and service totaling 65 or higher as of December 31, 2003, will continue to earn future contributions based on compensation under the WellPoint Pension Plan. For other employees, the funds in their pension account earned through December 31, 2003 will continue to accrue interest. However, there will be no additional contributions based on the employee’s earnings after December 31, 2003. Once the employee becomes vested (after five years of service) the employee will be eligible to receive a benefit from the WellPoint Pension Plan at retirement or termination based on his or her account balance as of December 31, 2003 plus accrued interest. Employees hired after December 31, 2003 will not be eligible to participate in the WellPoint Pension Plan.

In conjunction with the acquisition of Cerulean on March 15, 2001, the Company’s Board of Directors approved the merger of Cerulean’s Non-Contributory Retirement Program for Certain Employees of Blue Cross and Blue Shield of Georgia, Inc. into the WellPoint Pension Plan. In conjunction with the acquisition of RightCHOICE, the Company merged RightCHOICE’s Non-Contributory Retirement Program for substantially all employees who met the plan requirements as to age and length of service on April 30, 2002 into the WellPoint Pension Plan. Employees of HealthLink, Inc. (“HealthLink”), a RightCHOICE subsidiary, who were not participants in the RightCHOICE Non-Contributory Retirement Program, are now participants in the WellPoint Pension Plan, subject to plan requirements. In conjunction with the acquisition of Cobalt, the Company merged Cobalt’s defined benefit plan formerly known as the Cobalt Corporation Pension Plan into the WellPoint Pension Plan, subject to plan requirements. This plan merged into the WellPoint Pension Plan on December 31, 2003. In addition, with the completion of the acquisition of Cobalt, WellPoint became the sponsor of Cobalt’s UGS Pension Plan (“UGS Plan”) and assumed the assets and liabilities of the UGS Plan. The UGS Plan provides retirement benefits to covered employees based primarily on compensation and years of service. The Company uses a December 31 measurement date for its pension plans.

The funded status of the plans was as follows:

	December 31,
	2003	2002
	(In thousands)
Accumulated Benefit Obligation at end of year	$417,771	$249,668
Change in Projected Benefit Obligation
Projected benefit obligation at beginning of year	$274,264	$175,355
Service cost	19,553	15,278
Interest cost	19,639	15,809
Amendments	2,079	375
Curtailments	(13,976)	—
Actuarial loss	20,509	36,951
Acquisitions	125,440	49,167
Benefits paid	(21,076)	(18,671)

Projected benefit obligation at end of year	$426,432	$274,264

Change in Plan Assets
Fair value at beginning of year	$174,949	$145,199
Actual return on fair value	51,659	(19,436)
Employer contributions	17,260	25,921
Acquisitions	164,985	41,936
Benefits paid	(21,076)	(18,671)

Fair value at end of year	$387,777	$174,949

Funded status	$(38,655)	$(99,315)
Unrecognized prior service cost	2,079	656
Unrecognized actuarial loss	84,209	119,231

Net amount recognized	$47,633	$20,572

Amounts recognized in the Consolidated Balance Sheets consisted of:

	December 31,
	2003	2002
	(In thousands)
Prepaid benefit cost	$49,624	$20,572
Accrued benefit liability	(1,991)	—
Additional minimum liability	(78,689)	(95,290)
Intangible asset	2,079	656
Accumulated other comprehensive income	76,610	94,634

Net amount recognized	$47,633	$20,572

Based on the funded status of all of WellPoint’s pension plans, during 2004 the Company expects to contribute approximately $17.3 million, $0.8 million and $5.9 million to the WellPoint Pension Plan, BCC Plan and UGS Plan, respectively.

As of December 31, 2003, the WellPoint Pension Plan, the BCC Plan and the UGS Plan had accumulated benefits in excess of plan assets. As of December 31, 2002, the WellPoint Pension Accumulation Plan and the BCC Plan had accumulated benefits in excess of plan assets. The Company’s pension plans are summarized as follows:

	December 31,
	2003	2002
	(In thousands)
WellPoint Pension Plan
Projected benefit obligation	$383,168	$258,323
Accumulated benefit obligation	375,775	235,044
Fair value of assets	349,388	163,310
BCC Plan
Projected benefit obligation	$17,689	$15,941
Accumulated benefit obligation	16,421	14,624
Fair value of assets	13,743	11,639
UGS Plan
Projected benefit obligation	$25,575	N/A
Accumulated benefit obligation	25,575	N/A
Fair value of assets	24,646	N/A
Weighted Average Assumptions used to determine benefit obligations
Discount rate	6.10%	6.50%
Rate of compensation increases	4.00%	4.50%

As of the December 31, 2003 measurement date, the expected long-term rate of return on assets assumption was 9.00%. This assumption represents the rate of return on plan assets reflecting the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. In order to determine the expected long-term rate of return, the Company used market returns for both 10 and 20-year periods for both the stock market as represented by the S&P 500 and the bond market as represented by the Lehman Brothers Aggregate Bond Index. Management selected a rate of return within the likely range of expected outcomes.

The fair value weighted-average asset allocations of the Company’s pension plans as a percentage by asset category were as follows:

	As of December 31,
	2003	2002
Weighted-Average Fair Value of Plan Assets
Equity securities	71.1%	63.1%
Fixed income securities	28.9%	36.9%

Total	100.0%	100.0%

The Company’s pension plans have a long-run targeted allocation of 65% equities and 35% fixed-income. The targets for 2004 are expected to remain the same. It is the Company’s policy to broadly diversify the investments within these asset classes. The Company executes this philosophy through the use of both active and passive equity strategies. The Company may employ the use of futures contracts to replicate securities, which are otherwise allowable within the Company’s investment policy. However, the Company’s investment policy prohibits the use of leverage. The fixed-income portfolio is primarily actively managed. Both equity and fixed-income returns are measured against generally recognized indexes.

Net periodic pension expense for the Company’s defined benefit pension plans included the following components:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Service cost—benefits earned during the year	$19,553	$15,278	$10,987
Interest cost on projected benefits obligations	19,639	15,809	10,353
Expected return on plan assets	(19,608)	(17,114)	(10,736)
Amortization of prior service cost	96	96	47
Recognized net actuarial loss	8,822	2,926	1,677
Curtailment charge	1,241	—	—

Net periodic pension expense	$29,743	$16,995	$12,328

Weighted Average Assumptions used to determine net periodic benefit cost
Discount rate	6.50%	7.25%	7.75%
Expected return on plan assets	9.00%	9.50%	9.50%
Rate of compensation increases	4.50%	4.50%	4.50%

The Company sponsors the WellPoint 401(k) Retirement Savings Plan (the “401(k) Plan”). Generally, employees (excluding temporary employees working less than 1,000 hours and leased employees) over 18 years of age are eligible to participate in the 401(k) Plan if they meet certain length-of-service requirements. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. From November 1, 1998 to December 31, 2003, after one year of service, employee contributions up to 6% of eligible compensation were matched by an employer contribution in cash equal to 75% of the employee’s contribution. The matching percentage was higher for certain longer-service employees. Effective January 1, 2004, the Company’s matching contribution in cash is equal to 100% of the employee’s contribution up to 6% of eligible compensation. Matching contributions are immediately vested. Prior to November 17, 2002, generally one third of the employer contribution was in the form of the Company’s Common Stock. For payroll periods ending on or after November 17, 2002, a participant’s matching contributions are made in cash and credited to that participant’s matching contributions account. On and after March 1, 2002, employees may transfer any amount invested in the Company’s Common Stock in their 401(k) accounts at any time, consistent with the 401(k) Plan’s standard investment procedures. Prior to March 1, 2002, employees were prohibited from transferring the Company’s matching contribution received in the form of Common Stock until the calendar year following receipt. The Company’s expenses related to the 401(k) Plan totaled $27.6 million, $23.5 million and $20.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

For the year ended December 31, 2003, the Company incurred expenses of approximately $38.8 million and $36.7 million related to a new profit sharing program and a stock award program, respectively. For the years ended December 31, 2002 and 2001, the Company incurred approximately $31.7 million and $26.3 million, respectively, for the stock award program. The stock award program involves an annual grant to all eligible employees of shares of WellPoint Common Stock in recognition of corporate performance. The profit sharing program involves an annual cash-based grant to all eligible employees based upon corporate performance in excess of certain pre-determined thresholds. Both awards are deposited in the eligible employees’ respective accounts in the 401(k) Plan.

In conjunction with the acquisition of Cerulean on March 15, 2001, the Company’s Board of Directors approved the merger of Cerulean’s Blue Cross and Blue Shield of Georgia, Inc. Savings Program into the Company’s 401(k) Plan. In conjunction with the merger of RightCHOICE on January 31, 2002, the Company merged the RightCHOICE and HealthLink 401(k) Plans into the Company’s 401(k) Plan. In conjunction with the merger of Cobalt on September 24, 2003, the Company took over administering Cobalt’s defined contribution plans, which merged into the Company’s 401(k) Plan in January 2004.

Postretirement Benefits

The Company currently provides certain health care and life insurance benefits to eligible retirees and their dependents. Employees outside of California (except as provided in the following sentences) and certain employees in California acquired as a result of the acquisitions and all employees hired, rehired or reinstated after January 1, 1997 are not covered under the Company’s postretirement benefit plan. All eligible employees in Georgia acquired as a result of the Cerulean acquisition are currently covered under the Cerulean Defined Dollar Benefit Plan (“DDB Plan”). Blue Cross Blue Shield of Georgia employees hired, rehired or reinstated after March 15, 2001 are not eligible to be covered under the Cerulean DDB Plan or any WellPoint retiree plan. RightCHOICE provided certain health care and life insurance benefits for retired and terminated employees (excluding HealthLink employees). All eligible employees of RightCHOICE acquired as a result of the merger are currently covered under the RightCHOICE postretirement plans. RightCHOICE employees hired, rehired or reinstated after January 31, 2002 are not eligible to be covered under any RightCHOICE postretirement plan or any WellPoint retiree plan. Cobalt also had postretirement benefit plans to provide medical, dental and vision benefits and life insurance for certain groups of retired employees. Such plans were amended in 1997 to limit the Company’s financial contribution in futures periods. No benefits are provided for individuals hired after the effective dates of those amendments. All eligible employees of Cobalt acquired as a result of the acquisition are currently covered under the Cobalt postretirement plans. All other Company employees are eligible for retiree benefits upon attaining 10 years of service and a minimum age of 55. The plan, in effect for those retiring prior to September 1, 1994, provides for Company-paid life insurance for all retirees based on age and a percent of salary. In addition, the majority of retirees age 62 or greater currently receive fully paid health benefit coverage for themselves and their dependents. For employees retiring on or after September 1, 1994, the Company currently subsidizes health benefit coverage based on the retiree’s years of service at retirement and date of hire. Life insurance benefits for retirees hired on or after May 1, 1992 are set at $10,000 upon retirement and are reduced to $5,000 at age 70.

The Company’s accumulated postretirement benefit obligation (“APBO”) and the accrued postretirement benefits as of December 31, 2003 and 2002 were as follows:

	December 31,
	2003	2002
	(In thousands)
Change in Accumulated Postretirement Benefits Obligation
Accumulated postretirement benefits obligation at the beginning of the year	$144,581	$93,268
Service cost	2,955	3,241
Interest cost	9,775	8,061
Actuarial loss	10,301	23,866
Acquisitions	23,499	21,179
Benefits paid	(6,717)	(5,034)

Accumulated postretirement benefits obligation at the end of the year	$184,394	$144,581

Change in Plan Assets
Fair value at beginning of year	$—	$—
Actual return on fair value	2	—
Employer contributions	6,644	5,034
Acquisitions	772	—
Benefits paid	(6,717)	(5034)

Fair value at end of year	$701	$—

Funded status	$(183,693)	$(144,581)
Unrecognized actuarial loss	30,955	21,539

Accrued postretirement benefits	$(152,738)	$(123,042)

The Company currently pays for postretirement benefit obligations as they are incurred. As such, there are no plan assets, except those resulting from the acquisition of Cobalt.

The above actuarially determined APBO was calculated using following weighted average assumptions:

	December 31,
	2003	2002
Discount rate	6.10%	6.50%
Rate of compensation increase	4.00%	4.50%

For the year ended December 31, 2002, the medical trend rate assumed a decline from 9.0% for the year 2003 to 4.75% by the year 2008. This medical trend rate was re-evaluated for the year ended December 31, 2003 and modified to 10.0% for the year 2004 with a gradual decline to 4.75% by the year 2008. These estimated trend rates are subject to change in the future. The medical trend rate assumption has a significant effect on the amounts reported. For example, an increase in the assumed health care trend rate of one percent in each year would increase the APBO as of December 31, 2003 by $16.5 million and would increase service and interest costs by $1.3 million. Conversely, a decrease in the assumed health care trend rate of one percent in each year would decrease the APBO as of December 31, 2003 by $13.8 million and would decrease service and interest costs by $1.1 million.

Net periodic postretirement benefit cost included the following components:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Service cost	$2,955	$3,241	$2,312
Interest cost	9,775	8,061	5,950
Expected return on plan assets	(12)	—	—
Net amortization and deferral	809	7	(213)

Net periodic postretirement benefit cost	$13,527	$11,309	$8,049

11.	LONG-TERM DEBT

The carrying amount of the Company’s long-term indebtedness consisted of the following:

	December 31, 2003	December 31, 2002
	(In thousands)
6 3/8% Notes due 2006	$459,366	$462,838
6 3/8% Notes due 2012	349,068	348,982
Commercial paper program	429,833	199,758

Total long-term debt	$1,238,267	$1,011,578

6 3/8% Notes due 2012

On January 16, 2002, the Company issued $350.0 million aggregate principal amount at maturity of 6 3/8% Notes due January 15, 2012 (the “2012 Notes”). The net proceeds of this offering totaled approximately $348.9 million. The net proceeds from the sale of the 2012 Notes were used to partially finance the RightCHOICE merger discussed in Note 3. The 2012 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year commencing July 15, 2002. Interest is computed on the basis of a 360-day year of twelve 30-day months. At December 31, 2003 and December 31, 2002, the Company had $349.1 million and $349.0 million, respectively, (based upon the principal amount of $350.0 million less unamortized discount) of 2012 Notes outstanding. The related interest expense and amortization of discount and issue costs for the years ended December 31, 2003 and 2002 totaled $22.9 million and $22.2 million, respectively.

The 2012 Notes may be redeemed, in whole or in part, at the Company’s option at any time. The redemption price for any 2012 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2012 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2012 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semiannual basis at the Treasury rate as determined by the Reference Treasury Dealer (J.P. Morgan Securities Inc. or Deutsche Banc Alex Brown or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2012 Notes to the redemption date.

6 3/8% Notes due 2006

On June 15, 2001, the Company issued $450.0 million aggregate principal amount at maturity of 6 3/8% Notes due June 15, 2006 (the “2006 Notes”). The net proceeds of this offering totaled approximately $449.0 million. The net proceeds from the sale of the 2006 Notes were used for repayment of indebtedness under the Company’s revolving credit facilities. The 2006 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year commencing December 15, 2001. Interest is computed on the basis of a 360-day year of twelve 30-day months. At December 31, 2003 and 2002, the Company had $449.5 million and $449.3 million, respectively, (based upon the principal amount of $450.0 million less unamortized discount) of 2006 Notes outstanding. The related interest expense and amortization of discount and issue costs for the years ended December 31, 2003, 2002 and 2001 was $29.7 million, $30.1 million and $16.4 million, respectively.

The 2006 Notes may be redeemed, in whole or in part, at the Company’s option at any time. The redemption price for any 2006 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2006 Notes being redeemed on the redemption date; and 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2006 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury rate as determined by the designated Reference Treasury Dealer (Salomon Smith Barney Inc. or UBS Warburg LLC or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2006 Notes to the redemption date.

With the intention of reducing the interest expense associated with the 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. The swap agreement expires June 15, 2006. As of December 31, 2003 and December 31, 2002, the Company recognized a liability adjustment, for the change in the fair value of the interest rate swap agreement, of $9.9 million and $13.6 million, respectively, related to the 2006 Notes. The Company recognized settlement income of $7.8 million and $6.5 million for the years ended December 31, 2003 and 2002, respectively, from this interest rate swap, which offset the Company’s interest expense for the respective years (see Note 12).

The 2012 and 2006 Notes are unsecured obligations and rank equally with all of the Company’s existing and future senior unsecured indebtedness. All existing and future liabilities of the Company’s subsidiaries are and will be effectively senior to the 2012 and 2006 Notes. The indenture governing the 2012 and 2006 Notes contains a covenant that limits the ability of the Company and its subsidiaries to create liens on any of their property or assets to secure certain indebtedness without also securing the indebtedness under the 2012 and 2006 Notes.

Revolving Credit Facility

Effective as of March 30, 2001, the Company entered into two unsecured revolving credit facilities allowing aggregate indebtedness of $1.0 billion in principal amount. Upon execution of these facilities

(collectively, the “revolving credit facility”), the Company terminated its prior $1.0 billion unsecured revolving facility. Borrowings under these facilities bear interest at rates determined by reference to the bank’s base rate or London InterBank Offered Rate (“LIBOR”) plus a margin determined by reference to the then-current rating of the Company’s unsecured long-term debt by specified rating agencies. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the senior unsecured long-term debt ratings by specified rating agencies. One facility, which provides for borrowings not to exceed $750.0 million at any time outstanding, expires on March 30, 2006, although it may be extended for up to two additional one-year periods under certain circumstances. The other facility, which provides for borrowings not to exceed $250.0 million at any time outstanding, expires on March 26, 2004. Any amount outstanding under this facility as of March 26, 2004 may be converted into a one-year term loan at the option of the Company and will bear interest at rates determined by reference to the bank’s base rate or LIBOR plus a margin determined by reference to the then-current rating of the Company’s unsecured long-term debt by specified rating agencies, plus 0.125% until paid in full. The Company is currently in negotiations to extend the term of the $250.0 million facility to March 25, 2005.

Loans under the $250.0 million facility are made on a committed basis. Loans under the $750.0 million facility are made on a committed basis or pursuant to an auction bid process. The $750.0 million facility also contains sublimits for letters of credit and “swingline” loans. Each credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. During the year ended December 31, 2002, the Company repaid the entire outstanding principal balance under the revolving credit facility. This repayment was funded in part by the Company’s incurrence of indebtedness described below under the heading “Commercial Paper Program.” As of December 31, 2003 and 2002, the Company had no amounts outstanding under the revolving credit facility.

Zero Coupon Convertible Subordinated Debentures

On July 2, 1999, the Company issued $299.0 million aggregate principal amount at maturity of zero coupon Convertible Subordinated Debentures due 2019 (the “Debentures”). The proceeds totaled approximately $200.8 million. The Debentures accreted interest at a yield to maturity of 2.0% per year compounded semi-annually. Holders had the option to convert the Debentures into the Company’s Common Stock at any time prior to maturity at a rate of 13.594 shares per $1,000 principal amount at maturity. In lieu of delivering shares of Common Stock upon conversion of any Debentures, the Company had the option to pay cash for the Debentures in an amount equal to the last reported sales price of its Common Stock on the trading day preceding the conversion date. The Debentures were subordinated in right of payment to all existing and future senior indebtedness.

On October 6, 1999, the Board of Directors authorized the repurchase of some or all of the Company’s Debentures for cash. The Company did not repurchase any Debentures during the year ended December 31, 2001. During the nine months ended September 30, 2002, Debentureholders converted $18.0 million in aggregate principal amount at maturity of the Company’s Debentures with a carrying value (including accreted interest) of $12.6 million. In lieu of delivering shares of Common Stock upon conversion of these Debentures, the Company elected to pay cash of $18.9 million, which resulted in an extraordinary after-tax loss of $3.8 million, which was shown on the Company’s 2002 Form 10-K Consolidated Income Statements. On October 2, 2002, the Company announced that it had elected to redeem the Debentures as of October 28, 2002. Substantially all of the Debentures outstanding at that time, which approximated $200.0 million principal amount at maturity, were tendered for conversion into 2.7 million shares of the Company’s Common Stock prior to the redemption date of October 28, 2002. The market value of the Common Stock valued upon conversion totaled approximately $229.5 million (based upon the fair market value of the Common Stock at the time of conversion). Approximately $50,000 principal amount at maturity of the Debentures were settled in cash. This conversion did not have an extraordinary income statement impact.

As discussed in Note 2, with the issuance SFAS No. 145, the Company has determined that the extinguishment of debt under its Zero Coupon Convertible Subordinated Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. For the year ended December 31, 2002, WellPoint reclassified the extraordinary loss of $6.3 million, which included a tax benefit of $2.5 million, to interest expense.

Accreted interest related to the Debentures was $2.5 million and $3.0 million for the years ended December 31, 2002 and 2001, respectively.

Commercial Paper Program

In April 2002, the Company commenced a commercial paper program providing for the issuance of up to $1.0 billion in aggregate maturity value of short-term indebtedness (known generally as “commercial paper”). The commercial paper is being issued by the Company without registration under the Securities Act of 1933, as amended (the “1933 Act”) in reliance upon the exemption from registration contained in Section 4(2) of the 1933 Act. The commercial paper is issued in denominations of $100,000 or integral multiples of $1,000 in excess thereof and will bear such interest rates, if interest-bearing, or will be sold at such discount from their face amounts, as agreed upon by the Company and the dealer or dealers acting in connection with the commercial paper program. The commercial paper may be issued with varying maturities up to a maximum of 270 days from the date of issuance. As of December 31, 2003 and 2002, outstanding commercial paper totaled approximately $429.8 million and $199.8 million, respectively. The average maturity for the commercial paper was 43 days as of December 31, 2003 and 54 days as of December 31, 2002. The weighted average yield on the outstanding commercial paper as of December 31, 2003 and 2002 was 1.25% and 1.62%, respectively. The Company intends to maintain commercial paper borrowings of at least the amount outstanding at December 31, 2003 for more than one year. Accordingly, for financial reporting purposes, the commercial paper has been classified under non-current liabilities in the accompanying Consolidated Balance Sheets. Under the Company’s merger agreement with Anthem, Inc., however, the Company has agreed to repurchase, prior to the closing of the merger with Anthem, any outstanding commercial paper issued by the Company or any of its subsidiaries. The related interest expense for the years ended December 31, 2003 and 2002 was $6.1 million and $2.4 million, respectively.

Maturities

As of December 31, 2003, the Company’s long-term debt maturities were as follows: 2004—zero; 2005—$429.8 million; 2006—$450.0 million; 2007—zero; 2012—$350.0 million.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

Debt Covenants

The Company’s revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the incurrence of additional indebtedness by subsidiaries and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of December 31, 2003 and 2002, the Company was in compliance with the requirements in these agreements.

Interest Rate Swaps

As described above and in Note 12, as of December 31, 2003 and 2002, the Company was party to a $200.0 million notional amount interest rate swap agreement on its 2006 Notes. As of December 31, 2001, the Company was a party to two separate interest rate swap agreements totaling $200.0 million notional amount on its floating rate debt under its revolving credit facility. In September 2002, the Company terminated and settled the interest rate swap agreements on the revolving credit facility.

Interest Paid

Interest paid on long-term debt for the years ended December 31, 2003, 2002 and 2001 was $50.6 million, $51.4 million and $43.0 million, respectively.

12.	HEDGING ACTIVITIES

In June 1998, the Financial Accounting Standards Board (the “FASB”) issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 133, as amended by Statement of Financial Accounting Standards No. 137, “Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of FASB Statement No. 133—an amendment of FASB Statement No. 133” and Statement of Financial Accounting Standards No. 138, “Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133” establishes the accounting and reporting standards for derivative instruments and for hedging activities. Upon adoption of SFAS No. 133, all derivatives must be recognized on the balance sheet at their then fair value. Any deferred gains and losses remaining on the balance sheet under previous hedge-accounting rules must be removed from the balance sheet and all hedging relationships must be designated anew and documented pursuant to the new accounting. The Company adopted SFAS No. 133 on January 1, 2001.

The Company maintains an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company’s goal is to maintain a balance between fixed and floating interest rates on its long-term debt.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The Company manages exposure to market risk associated with interest rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company uses interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not use derivative financial instruments for speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties. As of December 31, 2003, the Company reported a derivative asset of $9.9 million related to a fair value hedge. The cash flow hedges on the floating rate debt under the revolving credit facility were terminated and settled in September 2002 and are discussed in further detail below.

Fair Value Hedges

With the intention of reducing the interest expense associated with the 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. The swap agreement expires June 15, 2006. For the year ended December 31, 2003 and 2002, the Company recognized $7.8 million and $6.5 million, respectively, of income from this swap agreement, which was recorded as a reduction to interest expense. As of December 31, 2003 and 2002, the Company recognized a derivative asset of $9.9 million and $13.6 million, respectively, related to this swap agreement.

The Company previously invested in certain fixed-maturity securities denominated in foreign currencies. In order to mitigate the foreign currency risk associated with such securities, the Company entered into foreign currency derivative instruments. Gains and losses related to such instruments were recognized in the Company’s income statement. The Company recognized a gain of $0.5 million from such hedging activities for the year ended December 31, 2001. As of December 31, 2001, the Company had liquidated its non-dollar foreign bond holdings and, as a result, entered into a derivative to offset the remaining currency derivative. During 2002, the Company recognized a gain of approximately $20,000, all within the quarter ended March 31, 2002, related to the remaining derivatives.

The transition provisions of SFAS No. 133 state that any gain or loss previously reported in accumulated other comprehensive income on a derivative that hedged an available-for-sale security, together with the gain or loss on the related security, shall be reclassified to earnings as a cumulative effect type adjustment of both net income and accumulated other comprehensive income. On January 1, 2001, the Company recorded a transition adjustment as a charge to other income of approximately $0.3 million, net of tax, which represented a gain of $2.0 million on the available-for-sale bonds related to the Company’s foreign exchange contracts partially offset by a loss of $1.7 million on the related hedges.

Cash Flow Hedges

The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements were contracts to exchange variable-rate for fixed-rate interest payments without the exchange of the underlying notional amounts. During the years ended December 31, 2002 and 2001, the Company recognized net gains of approximately $0.1 million and $0.1 million, respectively, as reported in the Company’s Consolidated Income Statements. The net gains recognized represented the total ineffectiveness of all cash flow hedges during such period.

In September 2002, the Company terminated and settled its $150.0 million and $50.0 million notional amount interest rate swap agreements with original expiration dates of October 17, 2003 and October 17, 2006, respectively. At termination, the Company paid $17.6 million, of which $1.8 million was accrued interest and the remaining $15.8 million represented the fair value of the swap agreements at the time of termination. The fair value of the swap agreements was reflected in accumulated other comprehensive income and will be amortized as a reduction to investment income on a straight-line basis over the shorter of the original expiration dates of the interest rate swap agreements or the expected cash flows of the commercial paper program. The fair value of the $150.0 million and $50.0 million notional amount swap agreements, at termination, were $8.0 million and $7.8 million, respectively. Amortization of other comprehensive income related to the terminated swaps on a pre-tax basis for the years ended December 31, 2003 and 2002 totaled $8.1 million, or $4.8 million after-tax, and $2.3 million, or $1.4 million after-tax, respectively. For the year ended December 31, 2003, the fair value of the $150.0 million notional amount swap agreement in other comprehensive income was fully amortized. The unamortized pre-tax amount in other comprehensive income related to the $50.0 million notional amount swap agreement as of December 31, 2003 totaled $5.4 million. The unamortized pre-tax amounts in other comprehensive income related to the $150.0 million and $50.0 million notional amount swap agreements as of December 31, 2002 totaled $6.2 million and $7.3 million, respectively.

In December 2002, the Company decided to hedge a portion of its unrealized gain on an available-for-sale equity investment by entering into a zero-cost equity collar. The Company’s intent was to limit any cash flow impact caused by any downside price movement in the stock with its anticipated sale. As a result, the Company designated the equity collar as a cash flow hedge. The collar was created by combining a purchased put option with a written call option. During June 2003, the Company terminated the equity collar and at the settlement date the Company recorded a loss of $0.9 million on investments as the cost to terminate the equity collar.

13.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

Cash and Cash Equivalents. The carrying amount approximates fair value, based on the short-term maturities of these instruments.

Investment Securities. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

Long-term Investments. The carrying amount approximates fair value, based on quoted market prices for the same or similar instruments.

6 3/8% Notes due 2006. The fair value of the notes payable is based on quoted market prices. The carrying value is based on face value adjusted for the discount and a fair value adjustment related to the interest rate hedge.

6 3/8% Notes due 2012. The fair value of the notes payable is based on quoted market prices. The carrying value is based on face value adjusted for the discount.

Interest Rate Swap. The fair value of the interest rate swap is based on the quoted market prices by the financial institution that is the counterparty to the swap.

Commercial Paper. The carrying amount for the commercial paper approximates fair value as the underlying instruments have variable interest rates at market value.

Put / Call Options. The carrying amount approximates fair value, based on quoted market prices.

The carrying amounts and estimated fair values of the Company’s financial instruments as of December 31, 2003 and 2002 are summarized below:

	2003
	Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Cash and cash equivalents	$1,426,857	$1,426,857
Investment securities	7,244,445	7,244,445
Long-term investments	161,784	161,784
Interest rate swap on 6 3/8% Notes due 2006	9,912	9,912
Liabilities:
6 3/8% Notes due 2006	459,366	489,483
6 3/8% Notes due 2012	349,068	385,385
Commercial Paper	429,833	429,833

	2002
	Carrying Amount	Estimated Fair Value
	(In thousands)
Assets:
Cash and cash equivalents	$1,355,616	$1,355,616
Investment securities	5,282,887	5,282,887
Long-term investments	134,274	134,274
Interest rate swap on 6 3/8% Notes due 2006	13,582	13,582
Put / Call Options	123	123
Liabilities:
6 3/8% Notes due 2006	462,838	482,175
6 3/8% Notes due 2012	348,982	378,875
Commercial Paper	199,758	199,758

14.	LEASES

Effective January 1, 1996, the Company entered into a new lease agreement for a 24-year period for its former corporate headquarters, expiring in December 2019, with two options to extend the term for up to two additional five-year terms. In addition to base rent, beginning in January 1997, the Company pays a contingent amount based upon annual changes in the consumer price index. The Company paid $30.0 million to the owner of the building in connection with this lease agreement, which is being amortized on a straight-line basis over the life of the new lease.

In 1996, a subsidiary of Cobalt completed a sale/leaseback transaction in which an office building in Milwaukee, Wisconsin was sold and immediately leased back. A portion of the gain on the sale is being amortized over the 10-year lease-back period. As of December 31, 2003, the Company has a deferred gain of $1.3 million, which will be fully amortized by the end of 2006.

The Company’s other lease terms range from one to 19 years with various options to renew. Certain lease agreements provide for escalation of payments that are based on fluctuations in certain published cost-of-living indices. Capital leases consist principally of personal computers, network and server equipment and telecom equipment.

Future minimum rental payments under operating leases and capital leases utilized by the Company having initial or remaining noncancellable lease terms in excess of one year at December 31, 2003 are as follows:

Year Ending December 31,	Capital Leases	Operating Leases
	(In thousands)
2004	$12,828	$98,680
2005	9,697	70,596
2006	5,125	53,670
2007	1,886	38,026
2008	350	35,609
Thereafter	—	252,174

Total minimum payments required	29,886	$548,755

Less: Interest	3,879

Net Principal Balance of Leases	$26,007

Rental expense for the years ended December 31, 2003, 2002 and 2001 for all operating leases was $92.2 million, $76.7 million and $66.3 million, respectively. Contingent rentals included in the above rental expense for the years ended December 31, 2003, 2002 and 2001 were $2.3 million, $1.9 million and $1.5 million, respectively.

15.	COMMON STOCK

Stock Option Plans

In 1996, the Company adopted the Employee Stock Option Plan (the “Employee Option Plan”). The exercise price of options granted under the Employee Option Plan is the fair market value of the Common Stock on the date of the grant. Each option granted has a maximum term of 10 years. Options granted under the Employee Option Plan vest in accordance with the terms of the applicable grant.

In 1996, the Company also implemented the Stock Option/Award Plan (the “Stock Option/Award Plan”) for key employees, officers and directors. The exercise price per share is fixed by a committee appointed by the Board of Directors to administer the Stock Option/Award Plan, but for any incentive stock option, the exercise price will not be less than the fair market value on the date of grant. The maximum term for an option is 10 years. Options granted will vest in accordance with the terms of each grant. The Stock Option/Award Plan also allowed the grant or award of restricted stock, performance units and phantom stock.

On May 11, 1999, the stockholders of the Company approved the 1999 Stock Incentive Plan (the “1999 Plan”) for key employees, officers and directors. This new plan serves as the successor to the Company’s Stock Option/Award Plan and Employee Option Plan (collectively, the “Predecessor Plans”). All options granted under the Predecessor Plans and outstanding on the 1999 Plan’s effective date were incorporated into the 1999 Plan and treated as outstanding awards under the 1999 Plan. The exercise price is determined by the plan administrator; however, it will generally not be less than the fair market value on the date of grant. The maximum term for an option is 10 years. Options granted will vest in accordance with the terms of each grant. The 1999 Plan also allows the grant or award of restricted stock, performance units and phantom stock. As of December 31, 2003, the maximum number of shares issuable under the 1999 Plan, subject to subsequent adjustments for certain changes in the Company’s capital structure, was 13.9 million plus an additional 11.5 million shares incorporated into the 1999 Plan from the Predecessor Plans. The maximum number of shares available for issuance under the 1999 Plan is automatically increased (up to a maximum of 30.0 million shares) by the number of shares of WellPoint Common Stock repurchased by the Company after May 11, 1999 (the “Repurchased Shares”) on the open market or in private transactions, so long as the aggregate price paid for the Repurchased Shares does not exceed the cumulative amount received in cash by the Company after May 11, 1999 for the exercise of options or issuance of awards granted under the 1999 Plan.

Effective as of February 17, 2000, the Company adopted the 2000 Employee Stock Option Plan (the “2000 Plan”) for employees and non-executive officers of the Company. The exercise price and maximum term of any stock option granted under the 2000 Plan are determined by the plan administrator. Options granted will vest in accordance with the terms of each grant. As of December 31, 2003, the maximum number of shares issuable under the 2000 Plan, subject to subsequent adjustments for certain changes in the Company’s capital structure, was approximately 9.0 million shares.

Under the 1999 Plan and the 2000 Plan, only the net number of shares actually issued is deducted from the number of shares remaining available for issuance under each plan. Accordingly, if option shares are exercised pursuant to a stock-for-stock exercise (including “reloads,” which allow an optionee to pay the purchase price of options to be exercised in shares of WellPoint Common Stock already owned by such optionee and to simultaneously receive an award for a number of option shares equal to the number of shares of Common Stock tendered or withheld for payment of the exercised options), only the difference of the number of option shares exercised less the number of shares of Common Stock tendered or withheld in payment of such exercise (or for payment of tax withholding obligations) is deducted from the number of shares remaining available for issuance under each plan.

On January 31, 2002, as a result of the acquisistion of RightCHOICE, the Company assumed all of the obligations of RightCHOICE with regard to the outstanding options granted under the RightCHOICE 1994 Equity Incentive Plan, the 2001 Stock Incentive Plan and the Nonemployee Directors Stock Option Plan (collectively, the “RightCHOICE Plans”) pursuant to an executed Stock Assumption Agreement. Under the Stock Assumption Agreement, 1.9 million options held by employees or directors to purchase RightCHOICE common stock under the RightCHOICE Plans were exchanged for 1.2 million options to purchase WellPoint Common Stock. The Stock Assumption

Agreement did not change the value of the options granted. In accordance with their original grant terms, all RightCHOICE options became fully vested and exercisable upon the close of the merger. All other provisions that govern either the exercise or the termination of the assumed RightCHOICE options remain the same as set forth in the respective grant agreements under the applicable RightCHOICE Plan. The exercise price of each option issued under the RightCHOICE Plans equaled the market price of RightCHOICE’s common stock on the date of grant and an option’s maximum term is 10 years.

On September 24, 2003, as a result of the acquisition of Cobalt, the Company assumed all of the obligations of Cobalt with regard to the outstanding options granted under the Cobalt Equity Incentive Plan (“Cobalt Plan”) pursuant to an executed Stock Assumption Agreement. Under the Stock Assumption Agreement, approximately 4.0 million options held by employees or directors to purchase Cobalt common stock under the Cobalt Plan were exchanged for approximately 1.0 million options to purchase WellPoint Common Stock. The Stock Assumption Agreement did not change the value of the options granted. In accordance with their original grant terms, all Cobalt options became fully vested and exercisable upon the close of the merger. All other provisions that govern either the exercise or the termination of the assumed Cobalt options remain the same as set forth in the respective grant agreements under the Cobalt Plan. The exercise price of each option issued under the Cobalt Plan was not less than the market price of Cobalt’s common stock on the date of grant and an option’s maximum term is 10 years for incentive stock options and 12 years for non-qualified stock options.

The following summarizes activity in the Company’s stock option plans for the years ended December 31, 2003, 2002 and 2001:

	Shares	Weighted Average Exercise Price Per Share
Outstanding at January 1, 2001	10,652,198	$32.73
Granted	7,293,674	47.25
Canceled	(835,604)	42.41
Exercised	(2,402,460)	31.97

Outstanding at December 31, 2001	14,707,808	39.45

Transferred in	1,159,920	15.89
Granted	6,009,419	65.03
Canceled	(573,247)	50.93
Exercised	(4,562,322)	34.06

Outstanding at December 31, 2002	16,741,578	48.14

Transferred in	977,921	42.14
Granted	6,613,416	71.69
Canceled	(570,188)	60.66
Exercised	(5,069,618)	44.25

Outstanding at December 31, 2003	18,693,109	56.82

Exercisable at:
December 31, 2001	5,993,936	$34.02
December 31, 2002	8,086,961	$42.10
December 31, 2003	10,471,096	$51.81

The options outstanding at December 31, 2003 had exercise prices ranging from $7.82 to $93.49 per share.

	Options Outstanding			Options Exercisable
Actual Range of Exercise Prices	Number Outstanding at 12/31/03	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at 12/31/03	Weighted Average Exercise Price
$ 7.82—35.34	3,267,849	5.1	$29.98	3,267,849	$29.98
$35.91—48.24	3,855,270	6.8	$45.68	2,260,830	$45.15
$48.40—60.81	790,697	6.3	$54.46	642,730	$55.32
$61.61—68.01	4,152,593	7.9	$63.83	2,034,552	$64.09
$68.33	4,633,420	9.1	$68.33	703,815	$68.33
$69.38—93.49	1,993,280	6.7	$81.91	1,561,320	$82.25

$ 7.82—93.49	18,693,109	7.3	$56.82	10,471,096	$51.81

Stock Purchase Plan

On May 18, 1996, the Company’s stockholders approved the Company’s Employee Stock Purchase Plan (the “ESPP”). The stockholders approved an amendment and restatement of the ESPP on May 9, 2000. The ESPP allows eligible employees to purchase WellPoint Common Stock at the lower of 85% of the market price of the stock at the beginning or end of each offering period. Offering periods are six months each and commence on January 1 and July 1 of each year. The aggregate amount of Common Stock that may be issued pursuant to the ESPP may not exceed 2,800,000 shares, subject to adjustment pursuant to the terms of the ESPP. During the years ended December 31, 2003, 2002 and 2001, approximately 280,356, 266,040, and 218,000 shares of Common Stock, respectively, were purchased under the ESPP. For the year ended December 31, 2003, the purchase prices were $61.50 and $71.47 per share. For the year ended December 31, 2002, the purchase prices were $49.66 and $60.49 per share. For the year ended December 31, 2001, the purchase prices were $40.05 and $39.74 per share.

SFAS No. 123 Disclosure

In accordance with the provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” the Company applies APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for its stock-based compensation plans. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company’s Common Stock at the date of the grant over the amount an employee must pay to acquire the Common Stock. No stock-based employee compensation cost is reflected in net income related to stock options granted because options under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant. In addition, no compensation expense is recorded for purchases under the Employee Stock Purchase Plan in accordance with APB No. 25. Employee stock-based compensation included in reported net income includes restricted stock awards being amortized over the award’s vesting period. (See Note 2 for the pro forma effect on net income and earnings per share had the Company elected to recognize and measure compensation expense for its stock option grants to its employees based on the fair value method.)

The weighted average fair value of options granted in 2003, 2002 and 2001 was $20.21, $18.85 and $14.46 per share, respectively, using the Black-Scholes option-pricing model and the following assumptions.

2003	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	2.57%—3.82%	1.77%—3.10%
Expected stock price volatility	27.00%—35.00%	27.00%—35.00%
Expected life of options	four years	three years

2002	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	3.82%	3.10%
Expected stock price volatility	35.00%	35.00%
Expected life of options	four years	three years

2001	Officers	Non-officer Employees
Assumptions
Expected dividend yield	—	—
Risk-free interest rate	4.66%	4.53%
Expected stock price volatility	35.00%	35.00%
Expected life of options	four years	three years

Treasury Stock

As of December 31, 2003, the Company was authorized to repurchase approximately 35.5 million shares of its Common Stock. As of December 31, 2003, 29.3 million shares of Common Stock had been repurchased pursuant to this authorization.

16.	EARNINGS PER SHARE

The following is an illustration of the dilutive effect of the Company’s potential Common Stock on earnings per share. Outstanding stock options for which the exercise price was greater than the average market per share price of Common Stock were as follows: 964,500, 756,500 and 829,900 for the years ended December 31, 2003, 2002 and 2001, respectively. Since the effect of these options was antidilutive, they have been excluded from the computation of the diluted earnings per share below.

	Year Ended December 31,
	2003	2002	2001
	(In thousands, except earnings per share)
Basic Earnings Per Share Calculation:
Numerator
Income before extraordinary item	$935,229	$694,129	$414,746
Extraordinary gain from negative goodwill on acquisition	—	8,950	—

Net Income	$935,229	$703,079	$414,746

Denominator
Weighted average shares outstanding	147,500	144,219	126,851

Earnings Per Share
Income before extraordinary item	$6.34	$4.81	$3.27
Extraordinary gain from negative goodwill on acquisition	—	0.06	—

Net Income	$6.34	$4.87	$3.27

Earnings Per Share Assuming Full Dilution Calculation:
Numerator
Income before extraordinary item	$935,229	$694,129	$414,746
Interest expense on zero coupon convertible subordinated debentures, net of tax	—	1,547	1,880

Adjusted income before extraordinary item	$935,229	695,676	416,626
Extraordinary gain from negative goodwill on acquisition	—	8,950	—

Adjusted Net Income	$935,229	$704,626	$416,626

Denominator
Weighted average shares outstanding	147,500	144,219	126,851
Net effect of dilutive stock options	4,273	4,304	2,608
Assumed conversion of zero coupon convertible subordinated debentures	—	2,327	2,963

Diluted weighted average shares outstanding	151,773	150,850	132,422

Earnings Per Share Assuming Full Dilution
Income before extraordinary item	$6.16	$4.61	$3.15
Extraordinary gain from negative goodwill on acquisition	—	0.06	—

Net Income	$6.16	$4.67	$3.15

17.	COMPREHENSIVE INCOME

The following summarizes comprehensive income (loss) reclassification adjustments included in the Consolidated Statements of Changes in Stockholders’ Equity:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
Investment Securities:
Net holding gain (loss) on investment securities arising during the period, net of tax (expense) benefit of $(65,272), $23,336 and $(18,272), respectively	$92,679	$(24,845)	$29,405
Reclassification adjustment for realized gain (loss) on investment securities, net of tax (expense) benefit of $(1,537), $(22,153) and $2,420, respectively	2,306	33,231	(3,482)

	94,985	8,386	25,923
Fair Value Hedges:
Reclassification adjustment related to foreign exchange losses on investment securities, net of tax benefit of $163	—	—	(262)
Cash Flow Hedges:
Holding gain (loss) related to swap transactions, net of tax (expense) benefit of $(263) and $5,787, respectively	—	380	(8,354)
Other:
Net change in pension liability, net of tax (expense) benefit of $(7,354), $22,970 and $15,640, respectively	10,670	(33,518)	(22,506)

Net gain (loss) recognized in other comprehensive income, net of tax (expense) benefit of $(74,163), $23,890 and $5,738, respectively	$105,655	$(24,752)	$(5,199)

18.	BUSINESS SEGMENT INFORMATION

As a result of the January 31, 2002 acquisition of RightCHOICE, the organizational structure of the Company changed effective February 1, 2002. As a result of this change, the Company established the following two reportable segments: Health Care and Specialty. The Health Care segment, prior to the acquisition of Cobalt, was an aggregation of four operating segments: California, Central, Georgia and Senior/State-Sponsored Programs. With the acquisition of Cobalt on September 24, 2003, the Health Care segment increased to five operating segments with the addition of the Wisconsin region. These Health Care operating segments all have similar characteristics and meet the following five aggregation criteria as defined under paragraph 17 of Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”):

(1) All operating segments provide similar health care products to similar customer types. WellPoint generally markets the same health care products across the country for each of its customer groups.

(2) The production processes are substantially similar for all operating segments as they support similar customer groups and products.

(3) Each operating segment has the same class of customers, primarily large employer groups and individual and small employer groups.

(4) Each operating segment has similar distribution channels that are used for each of the customer types. Large employer group products are distributed primarily through health care consultants and brokers, while individual and small group products are distributed through agents or through captive sales forces. These methods are similar across geographies.

(5) The health care industry is highly regulated at both the federal and state levels. All of the geographies must comply with the same federal regulations. While each state’s laws are in some respects unique, many states have similar laws and regulations applicable to managed care and insurance companies.

The Company’s focus on regional concentration allows management to understand and meet customer needs while effectively managing the cost structure. The Company’s chief operating decision maker (Chief Executive Officer) reviews the results of operations on a regular basis and holds each Division President accountable for his or her segment’s operating results. These operating segments comprising the Health Care segment provide a broad spectrum of network-based health plans, including PPOs, HMOs, POS plans, other hybrid plans and traditional indemnity plans, to large and small employers and individuals as well as other health care-related products, such as vision, preventive care, COBRA and flexible benefits account administration. The Specialty business is maintained as a separate segment providing an array of specialty products, including pharmacy benefits management, dental, life insurance, disability insurance, behavioral health, workers’ compensation insurance products and workers’ compensation managed care services. Amounts under the heading “Corporate and Other” include net investment income, general and administrative expense and interest expense not allocable to the reportable segments. Also included in Corporate and Other are the operating results from the Company’s captive general insurance agency, which has not met the quantitative thresholds for an operating segment under SFAS No. 131. The operating results for the Company’s captive general insurance agency were previously reported in the Health Care segment for the years ended December 31, 2002 and 2001, but have been reclassified to Corporate and Other to conform to the 2003 presentation.

The accounting policies of the segments are consistent with generally accepted accounting principles in the United States. The following tables present segment information for the Health Care and Specialty segments for the years ended December 31, 2003, 2002 and 2001, as if the Company’s new organization structure had been effective on January 1, 2001. The amounts for the years ended December 31, 2002 and 2001 reflect a new method of cost allocation as reviewed by the chief operating decision maker effective January 1, 2003. As a result of this change, the net income for the Health Care segment decreased by $58.2 million while the Specialty segment increased by $58.2 million for the year ended December 31, 2002. For the year ended December 31, 2001, net income for the Health Care segment decreased by $56.3 million while the Specialty segment increased by $56.3 million. In addition, the operating results by segment for the years ended December 31, 2002 and 2001 have been reclassified to conform to a 2003 change in a segment manager’s responsibility. For the year ended December 31, 2002, net income decreased by $1.3 million for the Health Care segment while net income for the Corporate and Other segment increased by $1.3 million. For the year ended December 31, 2001, net income decreased by $1.0 million for the Health Care segment while net income for the Corporate and Other segment increased by $1.0 million.

Intersegment revenues include internal pharmaceutical sales by the Company’s mail order pharmacy to the Health Care segment’s members, utilization review fees (primarily related to behavioral health services) and claims and rebate processing fees recognized by the Specialty segment for pharmacy benefit management services provided to the Health Care segment. For the year ended December 31, 2003, pharmaceutical sales totaled $410.3 million and utilization review fees and claims and rebate processing fees totaled $85.5 million. For the years ended December 31, 2002 and 2001, pharmaceutical sales totaled $288.9 million and $191.8 million, respectively. Utilization review fees and claims and rebate processing fees for the years ended December 31, 2002 and 2001 were not separately identified; estimating such fees would be impractical. All intersegment transactions are eliminated in consolidation under the caption “Corporate and Other.”

2003

	Health Care	Specialty	Corporate and Other	Consolidated
	(In thousands)
Premium revenue	$18,564,594	$592,117	$—	$19,156,711
Management services and other revenue	792,775	148,461	3,550	944,786

Total revenue from external customers	19,357,369	740,578	3,550	20,101,497
Intersegment revenues	—	495,789	(495,789)	—
Investment income	232,907	25,284	3	258,194
Interest expense (income)	111,640	—	(61,008)	50,632
General and administrative expense	2,261,056	151,290	65,346	2,477,692
Depreciation and amortization expense	158,855	10,629	4,591	174,075
Income tax expense	536,594	76,881	10,106	623,581
Segment net income (loss)	$816,508	$132,793	$(14,072)	$935,229

Segment assets	$9,455,408	$910,005	$4,423,265	$14,788,678

2002

	Health Care	Specialty	Corporate and Other	Consolidated
	(In thousands)
Premium revenue	$15,701,071	$505,090	$—	$16,206,161
Management services and other revenue	681,512	136,863	—	818,375

Total revenue from external customers	16,382,583	641,953	—	17,024,536
Intersegment revenues	—	288,885	(288,885)	—
Investment income	218,688	22,039	73,277	314,004
Interest expense (income)	109,001	—	(42,249)	66,752
General and administrative expense	1,957,986	155,448	53,310	2,166,744
Depreciation and amortization expense	103,933	8,251	2,830	115,014
Income tax expense	385,420	48,963	28,554	462,937
Extraordinary items	—	—	8,950	8,950
Segment net income	$585,052	$85,550	$32,477	$703,079

Segment assets	$7,979,789	$611,269	$2,879,573	$11,470,631

2001

	Health Care	Specialty	Corporate and Other	Consolidated
	(In thousands)
Premium revenue	$11,107,242	$469,928	$—	$11,577,170
Management services and other revenue	491,995	117,698	—	609,693

Total revenue from external customers	11,599,237	587,626	—	12,186,863
Intersegment revenues	—	191,831	(191,831)	—
Investment income	164,230	24,817	52,737	241,784
Interest expense	33,311	—	16,618	49,929
General and administrative expense	1,516,428	135,543	14,616	1,666,587
Depreciation and amortization expense	100,232	8,959	966	110,157
Income tax expense (benefit)	241,062	44,668	(1,894)	283,836
Segment net income	$323,205	$78,868	$12,673	$414,746

Segment assets	$5,051,050	$623,101	$1,916,105	$7,590,256

19.	RELATED PARTY TRANSACTIONS

In December 2000, the Company formed The WellPoint Foundation (the “Foundation”), a non-profit organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code. The purpose of the Foundation is to improve the health and well-being of individuals in the communities served by the Company and its subsidiaries. The Foundation’s Board of Directors is composed solely of persons who are also officers of the Company. For the years ended December 31, 2003, 2002 and 2001 the Company contributed or committed to contribute $35.0 million, $45.0 million and $15.0 million, respectively, to the Foundation. As of December 31, 2003 and 2002 the Company did

not have any outstanding commitments payable to the Foundation. The Company has no current legal obligations for any future commitments to the Foundation.

20.	CONTINGENCIES

From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

In May 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against BCC. The lawsuit alleges that BCC violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) through various misrepresentations to and inappropriate actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company’s competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of ERISA, federal and state “prompt pay” regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs’ claims based on violation of RICO, although the dismissal was made without prejudice to the plaintiffs’ ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs’ federal prompt pay law claims. On March 26, 2001, the plaintiffs filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. On May 3, 2001, the defendants filed a motion to dismiss this amended complaint. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which was to be completed by March 15, 2002. In June 2001, the federal Court of Appeals for the 11th Circuit issued a stay of Judge Moreno’s discovery order, pending a hearing before the Court of Appeals on the Company’s appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno). The hearing was held in January 2002 and, in March 2002, the Court of Appeals panel issued an opinion affirming Judge Moreno’s earlier action with respect to the motion to compel arbitration. The Company filed a motion requesting a rehearing of the matter before the entire 11th Circuit Court of Appeals, which motion was denied by the 11th Circuit Court of Appeals in June 2002. On July 29, 2002, Judge Moreno issued an order providing that discovery in the case would be allowed to re-commence on September 30, 2002. On September 26, 2002, Judge Moreno issued an additional order certifying a nationwide class of physicians in the Shane matter, setting a trial date in May 2003 and ordering the parties to participate in non-binding mediation. In October 2002, the defendants, among other things, moved to compel arbitration of most claims (which motion was granted in part in September 2003). In October 2002, the Company also filed a motion with the 11th Circuit Court of Appeals seeking to appeal Judge Moreno’s class-certification order. The motion was granted. The 11th Circuit heard oral argument on September 11, 2003 on the Company’s appeal. A mediator has been appointed by Judge Moreno and the parties are currently conducting court-ordered mediation. In January 2004, Judge Moreno set a new trial date in September 2004 and extended the deadline for discovery to March 31, 2004, which may be further extended.

In March 2002, the American Dental Association and three individual dentists filed a lawsuit in U.S. district court in Chicago against the Company and BCC. This lawsuit alleges that WellPoint and BCC engaged in conduct that constituted a breach of contract under ERISA, trade libel and tortious interference with contractual relations and existing and prospective business expectancies. The lawsuit seeks class-action status. The Company filed a motion (which was granted in July 2002) with the federal Judicial Panel on Multidistrict Litigation requesting that the proceedings in this case be consolidated with a similar action brought against other managed care companies that has been consolidated with the Shane lawsuit. The case is currently stayed.

In May 2003, a lawsuit entitled Thomas, et al. v. Blue Cross and Blue Shield Association, et al. was filed in the U.S. District Court in the Southern District of Florida. The attorneys representing the plaintiffs in the lawsuit are primarily the attorneys representing the plaintiffs in the Shane litigation described above. The defendants in Thomas are the Company’s Blue Cross and Blue Shield-licensed subsidiaries, the BCBSA and all of the other current Blue Cross and Blue Shield licensees. The lawsuit alleges that each of the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. The case has been assigned to Judge Moreno. The defendants have moved to compel arbitration and to dismiss the complaint.

In July 2001, two individual physicians seeking to represent a class of physicians, hospitals and other providers brought suit in the Circuit Court of Madison County, Illinois against HealthLink, Inc., which is now a subsidiary of the Company as a result of the acquisition of RightCHOICE. The physicians allege that HealthLink breached the contracts with these physicians by engaging in the practices of “bundling” and “down-coding” in its processing and payment of provider claims. The relief sought includes an injunction against these practices and damages in an unspecified amount. This litigation was dismissed without prejudice at the request of the plaintiffs in February 2003. A similar lawsuit was brought by physicians (including one of the physicians in the case described above) in the same court in Madison County, Illinois, on behalf of a nationwide class of providers who contract with Blue Cross and Blue Shield plans against the BCBSA and another Blue Cross Blue Shield plan. The complaint recites that it is brought against those entities and their “unnamed subsidiaries, licensees, and affiliates,” listing a large number of Blue Cross and Blue Shield plans, including “Alliance Blue Cross Blue Shield of Missouri.” The plaintiffs also allege that the plans have systematically engaged in practices known as “short paying,” “bundling” and “down-coding” in their processing and payment of subscriber claims. Blue Cross Blue Shield of Missouri has not been formally named or served as a defendant in this lawsuit. The BCBSA was dismissed as a defendant in this lawsuit in August 2002. In early 2004, a class of providers in Illinois was certified. The certified class does not include any Illinois providers that contract with the Company.

On March 26, 2003, a lawsuit entitled Irwin v. AdvancePCS, et al. was filed in the California Superior Court in Alameda County, California. WellPoint and certain of its wholly owned subsidiaries are named as defendants in the lawsuit. The complaint alleges that the defendants violated California Business and Professions Code Section 17200 by engaging in unfair, fraudulent and unlawful business practices. The complaint alleges, among other things, that pharmacy benefit management companies (such as the Company’s subsidiary that does business under the tradename WellPoint Pharmacy Management) engage in unfair practices such as negotiating discounts in prices of drugs from pharmacies and negotiating rebates from drug manufacturers and retaining such discounts and rebates for their own benefit. The complaint also alleges that drugs are included in formularies in exchange for rebates and that the defendants charge patient co-payments that exceed the actual cost of generic drugs.

In early 2003, a lawsuit entitled Knecht v. Cigna, et al. was filed in U.S. District Court in Oregon. This litigation has subsequently been transferred to Judge Moreno of the U.S. District Court for the Southern District of Florida. This litigation is a putative class action lawsuit on behalf of chiropractors in the western United States. The Company is a named defendant in the lawsuit. The lawsuit alleges that each of the defendants engaged in similar activities and conduct as that alleged in the Shane litigation.

In October 2003, a lawsuit entitled Solomon, et al. v. Cigna, et al. was filed in the U.S. District Court in the Southern District in Florida. The Company is a named defendant in this lawsuit, although the Company has not yet been served. This lawsuit is also a putative class action brought on behalf of chiropractors, podiatrists and certain other types of health care practitioners nationwide. This lawsuit also alleges that the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. On December 15, 2003, this lawsuit was transferred to Judge Moreno, and the case was consolidated with the Knecht lawsuit for pre-trial purposes. Both of these cases are currently stayed. In December 2003, the plaintiffs in Solomon, et al. v. Cigna, et al. filed a similar lawsuit against the Company, the Company’s Blue Cross and Blue Shield-licensed subsidiaries, the BCBSA and all of the other current Blue Cross and Blue Shield licensees. The lawsuit is entitled Solomon, et al. v. Blue Cross and Blue Shield Association, et al. and was filed in the U.S. District Court in the Southern District in Florida. On January 7, 2004, this lawsuit was transferred to Judge Moreno. On March 9, 2004, Judge Moreno issued an order restoring this case to the active docket and placing it on a coordinated track with the Thomas lawsuit.

The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

Prior to the Company’s acquisition of the GBO, John Hancock Mutual Life Insurance Company (“John Hancock”) entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers’ compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred certain of such risks to other companies. These arrangements have become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. The Company is currently in arbitration with John Hancock regarding these arrangements. The Company believes that it has a number of defenses to avoid any ultimate liability with respect to these matters and believes that such liabilities were not transferred to the Company as part of the GBO acquisition. However, if the Company were to become subject to such liabilities, the Company could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

A stockholder class action lawsuit was filed in the Superior Court of Ventura County, California on October 28, 2003 against the Company and its board of directors. The lawsuit, which is entitled Abrams v. WellPoint Health Networks Inc., et al., alleges that the Company’s directors breached their fiduciary duties to stockholders by approving an Agreement and Plan of Merger with Anthem while in possession of non-public information regarding the Company’s financial results for the third quarter of 2003. The lawsuit seeks to enjoin the Company from consummating the merger with Anthem, unless the Company adopts and implements a process for obtaining the highest possible price for stockholders, and to rescind any terms of the Agreement and Plan of Merger that have already been implemented. The Company believes the lawsuit is without merit and intends to vigorously contest it.

Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

The Company and its subsidiaries are party to a variety of agreements entered into in the ordinary course of business that contain standard indemnity provisions obligating the Company or such subsidiary to indemnify third parties for certain costs and expenses incurred by such parties in connection with such agreements. These agreements include, for example, vendor contracts, underwriting and loan agreements, consulting agreements and agreements for other services, such as custodial arrangements with respect to certain of the Company’s assets. The maximum amount of potential future payments pursuant to these standard indemnity provisions cannot be estimated because the amount of costs and expenses that may be incurred by the indemnified parties is unknown.

In connection with the formation of a joint venture providing Medicaid services in Puerto Rico in 2000, the Company agreed under certain circumstances to provide additional funds to the joint-venture entity. The Company agreed that it would make a capital contribution to the joint venture of up to 80% of any amount necessary to increase the entity’s capital to meet minimum regulatory capital requirements if (i) applicable law or regulation requires an increase in the entity’s capital and the entity does not then have capital sufficient to meet the increased requirement or (ii) the entity’s medical care ratio is 100% or greater during any 180-day period and the entity does not then meet statutory capital requirements under the Puerto Rico Insurance Code. The amount of this guarantee will not exceed 80% of the amount necessary to provide the entity with a 12 to 1 premium-to-capital ratio. As of December 31, 2003, the Company’s maximum potential liability pursuant to this guarantee was $26.8 million. Since the formation of the joint venture in 2000, the Company has not been required to make any payments under this guarantee and the Company does not currently expect that any such payments will be made.

21.	REGULATORY REQUIREMENTS

Certain of the Company’s regulated subsidiaries must comply with certain minimum capital or tangible net equity requirements in each of the states in which they operate. With respect to the Company’s statutory regulated subsidiaries, the minimum amount of capital required is based on formulas established by the state insurance departments or other regulatory body. As of December 31, 2003 and 2002, the Company and its regulated subsidiaries were in compliance with these requirements.

The ability of the Company’s licensed insurance company subsidiaries to pay dividends is limited by the Departments of Insurance in their respective states of domicile. Generally, dividends in any 12-month period are limited to the greater of the prior year’s statutory net income or 10% of statutory surplus. Larger dividends, classified as extraordinary, require a special request of the applicable Department of Insurance. As of December 31, 2003 and 2002, the minimum statutory capital and surplus requirements for the Company’s insurance company subsidiaries totaled $126.3 million and $29.4 million, respectively. The Cobalt acquired companies accounted for $93.9 million of the minimum statutory capital and surplus requirements balance as of December 31, 2003. The Company’s regulated subsidiaries had total surplus of $1,904.6 million and $1,267.0 million as of December 31, 2003 and 2002, respectively. The maximum dividend that may be paid by the Company’s insurance company subsidiaries in 2004 without prior approval is estimated to be $540.8 million. The Company’s insurance company subsidiaries do not include Blue Cross of California, which is regulated by the California Department of Managed Health Care.

22.	FISCAL INTERMEDIARY FUNCTION

As a result of the acquisitions of Cerulean in 2001 and Cobalt in 2003, the Company currently provides administrative, program integrity and consulting services in connection with publicly funded health care programs. Through Cerulean’s subsidiary Blue Cross and Blue Shield of Georgia, Inc. (“Georgia Blue”) and Cobalt’s subsidiary United Government Services, LLC (“UGS”), the Company serves as a fiscal intermediary for Medicare and a provider of claim processing and administrative services in connection with various other government programs.

Administrative fees received related to these services were as follows:

	Year Ended December 31,
	2003	2002	2001
	(In thousands)
UGS(A)	$28,487	N/A	N/A
Georgia Blue(B)	$11,849	$11,760	$8,472

(A)	Information related to UGS for the year ended December 31, 2003 is from October 1, 2003, the date of acquisition for accounting purposes, to December 31, 2003.

(B)	Information related to Georgia Blue for the year ended December 31, 2001 is from March 15, 2001, the date of acquisition, to December 31, 2001.

As a Medicare fiscal intermediary, the Company is subject to regulations covering allowable cost reimbursements and operating procedures. The laws and regulations governing fiscal intermediaries are complex and can be subject to future government review and interpretation. Failure to comply with such laws and regulations can result in regulatory actions, including fines in excess of fees received, significant penalties and exclusions from being a government contractor for these programs.

23.	EXTRAORDINARY ITEMS

During 2002, the Company recorded two extraordinary items, a gain related to the acquisition of MethodistCare and a loss related to the early redemption of certain of the Debentures. For the year ended December 31, 2002, the Company recognized an extraordinary gain of $8.9 million, or $0.06 per share assuming full dilution, from its acquisition of MethodistCare, reflecting the additional excess of the fair value of net assets acquired over acquisition costs. For the year ended December 31, 2002, Debentureholders converted $18.0 million in aggregate principal amount at maturity of the Company’s Debentures with a carrying value (including accreted interest) of $12.6 million. The total purchase price paid by the Company of $18.9 million resulted in an extraordinary after-tax loss of $3.8 million or $0.03 per share assuming full dilution, which was shown on the Company’s consolidated income statements included in the Company’s annual report on Form 10-K for the year ended December 31, 2002. As discussed in Note 2, with the issuance SFAS No. 145, the Company has determined that the extinguishment of debt under its the Debentures, which were redeemed as of October 28, 2002, does not meet the requirements of unusual or infrequent and therefore would not be included as an extraordinary item with the rescission of FASB Statement No. 4. For the year ended December 31, 2002, the Company reclassified the extraordinary loss of $6.3 million, which included a tax benefit of $2.5 million, to interest expense.

24.	PENDING MERGER WITH ANTHEM

On October 26, 2003, WellPoint entered into a merger agreement with Anthem, Inc. (“Anthem”). The consideration to be received by the stockholders of WellPoint will be composed of $23.80 in cash and one share of Anthem common stock per share of WellPoint Common Stock. Based on the closing price of Anthem’s common stock on October 24, 2003, the transaction was valued at approximately $16.4 billion. Upon completion of this transaction, WellPoint will merge into a wholly owned subsidiary of Anthem and Anthem will change its name to WellPoint, Inc. Anthem, a publicly traded company, is an independent licensee of the Blue Cross and Blue Shield Association and holds the exclusive right to use the Blue Cross and Blue Shield names and marks in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington D.C. As of December 31, 2003, Anthem provided health care benefits to more than 11.9 million members, which includes BlueCard “host” members. Headquartered in Indianapolis, Indiana, Anthem, along with its subsidiaries, offers a diverse portfolio of complementary health and group life insurance, managed care products, pharmacy benefit management and government health program administration.

The transaction is subject to customary closing conditions, including, among other things, approval of WellPoint’s and Anthem’s shareholders, various regulatory agencies and the Blue Cross and Blue Shield Association. The Company currently expects the transaction to close by mid-2004.